Exhibit 10.33

$1,500,000,000

CREDIT AGREEMENT

among

MIRANT NORTH AMERICA, LLC,
as Borrower,

The Several Lenders from Time to Time Parties Hereto,

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent,

and

DEUTSCHE BANK SECURITIES INC.

and

GOLDMAN SACHS CREDIT PARTNERS L.P.,

as Co-Syndication Agents

Dated as of January 3, 2006

J.P. MORGAN SECURITIES INC., DEUTSCHE BANK SECURITIES INC.
and GOLDMAN SACHS CREDIT PARTNERS L.P.,
as Joint Bookrunners

J.P. MORGAN SECURITIES INC. and DEUTSCHE BANK SECURITIES INC.,
as Co-Lead Arrangers in respect of the Revolving Facility

J.P. MORGAN SECURITIES INC. and GOLDMAN SACHS CREDIT PARTNERS L.P.,
as Co-Lead Arrangers in respect of the Term Facility

CREDIT SUISSE, LEHMAN COMMERCIAL PAPER INC. and THE ROYAL BANK OF
SCOTLAND PLC, as Senior Managing Agents

CREDIT SUISSE and THE ROYAL BANK OF SCOTLAND PLC,

as Co-Documentation Agents

$800,000,000 Revolving Facility
$700,000,000 Term Facility

i

3.7.	Procedure for Issuance of Synthetic Letters of Credit	48
3.8.	Synthetic L/C Deposit Account	48
3.9.	Synthetic L/C Deposit Fees and Other Charges	49
3.10.	Synthetic L/C Reimbursement Obligations	50
3.11.	Obligations Absolute	50
3.12.	Letter of Credit Payments	50
3.13.	Applications	51

SECTION 4.	REPRESENTATIONS AND WARRANTIES	51

4.1.	Organization; Power and Authority	51
4.2.	Due Authorization	51
4.3.	Governmental Approval	51
4.4.	Binding and Enforceable	52
4.5.	No Violation	52
4.6.	No Default	52
4.7.	Litigation	52
4.8.	Financial Condition	52
4.9.	Material Adverse Change	53
4.10.	Investment Company Act; Public Utility Holding Company Act	53
4.11.	Environmental Matters	53
4.12.	Accuracy of Information, etc	53
4.13.	Employee Benefit Plans	53
4.14.	Tax Returns and Payments	53
4.15.	Security Documents	54
4.16.	Ownership of Property	54
4.17.	Labor Matters	54
4.18.	Subsidiaries	54

SECTION 5.	CONDITIONS PRECEDENT	55

5.1.	Conditions to Initial Extension of Credit	55
5.2.	Conditions to Each Extension of Credit	58

SECTION 6.	AFFIRMATIVE COVENANTS	58

6.1.	Compliance with Law; Maintenance of Existence	58
6.2.	Financial Statements	58
6.3.	Certificates; Other Information	59
6.4.	Notices	60
6.5.	Inspection	61

6.6.	Maintenance of Property; Insurance	61
6.7.	Subsequent Acquired Property; New Subsidiaries	61
6.8.	Collateral Information	63
6.9.	Further Assurances	63
6.10.	Use of Proceeds	63

SECTION 7.	FINANCIAL COVENANTS	64

7.1.	Interest Coverage Ratio	64
7.2.	Leverage Ratio	64
7.3.	Capital Expenditures	64

SECTION 8.	NEGATIVE COVENANTS	65

8.1.	Debt	65
8.2.	Restricted Payments	65
8.3.	Liens	66
8.4.	Mergers	68
8.5.	Asset Sales	68
8.6.	Investments	69
8.7.	Transactions with Affiliates	70
8.8.	Sales and Leasebacks	71
8.9.	Changes in Fiscal Periods	71

SECTION 9.	EVENTS OF DEFAULT	71

SECTION 10.	THE AGENTS	74

10.1.	Appointment	74
10.2.	Delegation of Duties	74
10.3.	Exculpatory Provisions	74
10.4.	Reliance by Administrative Agent	75
10.5.	Notice of Default	75
10.6.	Non-Reliance on Agents and Other Lenders	75
10.7.	Indemnification	76
10.8.	Agent in Its Individual Capacity	76
10.9.	Successor Administrative Agent	76
10.10.	Co- Syndication Agents	77
10.11.	Intercreditor Agreements	77

SECTION 11.	MISCELLANEOUS	77

11.1.	Amendments and Waivers	77
11.2.	Notices	79
11.3.	No Waiver; Cumulative Remedies	81
11.4.	Survival of Representations and Warranties	81
11.5.	Payment of Expenses and Taxes	81
11.6.	Successors and Assigns; Participations and Assignments	83
11.7.	Adjustments; Set-off	86
11.8.	Counterparts	87
11.9.	Severability	87
11.10.	Integration	87
11.11.	GOVERNING LAW	87
11.12.	Submission To Jurisdiction; Waivers	87
11.13.	Acknowledgements	88
11.14.	Releases of Guarantees and Liens	88
11.15.	Confidentiality	89
11.16.	WAIVERS OF JURY TRIAL	89
11.17.	Delivery of Addenda	89

SCHEDULES:

1.1A	Commitments
1.1B	Mortgaged Property
1.1C	Existing Debt
4.15(a)	UCC Filing Jurisdictions
4.15(b)	Mortgage Filing Jurisdictions
4.18	Subsidiaries
8.1	Subordinated Indebtedness
8.3(l)	Existing Liens
8.6(l)	Existing Investments
8.7	MET Agreements

EXHIBITS:

A	Form of Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Mortgage
E	Form of Assignment and Assumption
F	Form of Legal Opinion of White & Case LLP
G	Form of Exemption Certificate
H	Form of Addendum
I	Form of First Lien/Second Lien Intercreditor Agreement
J-1	Form of Letter of Credit Application of JPMCB
J-2	Form of Letter of Credit Application of DBTCA
K	Form of Permitted Pari Passu Debt Intercreditor Agreement

v

CREDIT AGREEMENT (this “Agreement”), dated as of January 3, 2006, among MIRANT NORTH AMERICA, LLC, a Delaware limited liability company (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), DEUTSCHE BANK SECURITIES INC. and GOLDMAN SACHS CREDIT PARTNERS L.P., as co-syndication agents (in such capacity, the “Co-Syndication Agents”), and JPMORGAN CHASE BANK, N.A. (“JPMCB”), as administrative agent.

RECITALS

WHEREAS, on July 14, 2003, Mirant Corporation and certain of its Domestic Subsidiaries and Affiliates (each as defined below) filed voluntary petitions for relief (the “Chapter 11 Cases”) under Chapter 11 of Title 11 of the United States Code (as amended, the “Bankruptcy Code”) with the United States Bankruptcy Court for the Northern District of Texas, Fort Worth Division (the “Bankruptcy Court”), and continued in possession of their property and in the management of their businesses pursuant to Bankruptcy Code Sections 1107 and 1108;

WHEREAS, on December 9, 2005, the Bankruptcy Court entered an order (the “Confirmation Order”) confirming the Plan of Reorganization (as defined below); and

WHEREAS, in connection with confirmation and implementation of the Plan of Reorganization, the Borrower has requested the Lenders to make loans and other extensions of credit available to it to enable it to finance a part of the Plan of Reorganization and pay related fees and expenses, and the Lenders have agreed, subject to the terms and conditions hereof, to enter into this Agreement.

Accordingly, the parties hereto hereby agree as follows:

SECTION 1.  DEFINITIONS

1.1.                              Defined Terms.  As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”:  for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%. For purposes hereof, “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by JPMCB, as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMCB, in connection with extensions of credit to debtors). Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“ABR Loans”:  Loans the rate of interest applicable to which is based upon the ABR.

“Addendum”:  an instrument, substantially in the form of Exhibit H, by which a Lender becomes a party to this Agreement as of the Closing Date.

“Adjustment Date”:  as defined in the Pricing Grid.

“Administrative Agent”:  JPMCB, together with its affiliates, as the arranger of the Commitments and as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

“Affiliate”:  as to any Person (other than an individual), any other Person (other than an individual) that, directly or indirectly through one or more intermediaries, is in Control of, is Controlled by, or is under common Control with, such Person.

“Affiliate Subordinated Debt”:  Subordinated Debt of the Borrower which is owed to or held by an Affiliate of the Borrower other than a Subsidiary of the Borrower.

“Agents”:  the collective reference to the Co-Syndication Agents and the Administrative Agent.

“Aggregate Exposure”:  with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans and (ii) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”:  with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”:  as defined in the preamble hereto.

“Applicable Margin”:  for each Type of Loan, the rate per annum set forth under the relevant column heading below:

	ABR Loans	Eurodollar Loans
Revolving Loans and Swingline Loans	1.25%	2.25%
Term Loans	0.75%	1.75%

provided, that on and after the first Adjustment Date occurring after the completion of one full fiscal quarter of the Borrower after the Closing Date, the Applicable Margin with respect to Revolving Loans and Swingline Loans will be determined pursuant to the Pricing Grid.

“Application”:  an application in the form attached hereto as Exhibit J-1 with respect to JPMCB, in the form attached hereto as Exhibit J-2 with respect to DBTCA or, with respect to any other Issuing Lender, in such form as such Issuing Lender may specify from time to time, requesting such Issuing Lender to open a Letter of Credit.

“Approved Fund”:  as defined in Section 11.6(b).

“Arrangers”:  the collective reference to J.P. Morgan Securities Inc., Deutsche Bank Securities Inc. and Goldman Sachs Credit Partners L.P.

“Assets”:  with respect to any Person, all or any part of its business, property and assets, both tangible and intangible, wherever situated.

“Asset Sale”: any Disposition or series of related Dispositions other than any Excluded Asset Sale.

“Assignee”:  as defined in Section 11.6(b).

“Assignment and Assumption”:  an Assignment and Assumption, substantially in the form of Exhibit E.

“Available Revolving Commitment”:  as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding; provided, that in calculating any Lender’s Revolving Extensions of Credit for the purpose of determining such Lender’s Available Revolving Commitment pursuant to Section 2.8(a), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

“Bankruptcy Code”: as defined in the recitals hereto.

“Bankruptcy Court”: as defined in the recitals hereto.

“Benefitted Lender”:  as defined in Section 11.7(a).

“Board”:  the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”:  as defined in the preamble hereto.

“Borrowing Date”:  any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Business Day”:  a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Expenditures”:  for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries. For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such proceeds, as the case may be.

“Capital Stock”:  any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents”:  (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) (x) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended and are rated A by S&P and A by Moody’s or (y) are rated AAA by S&P and Aaa by Moody’s and (ii) have portfolio assets of at least $2,500,000,000.

“Chapter 11 Cases”:  as defined in the recitals hereto.

“Closing Date”:  the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied or waived, which date is January 3, 2006.

“Co-Syndication Agents”:  as defined in the preamble hereto.

“Code”:  the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

“Collateral”:  all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Commitment”:  as to any Lender, the sum of the Term Commitment and the Revolving Commitment of such Lender.

“Commitment Fee Rate”:  0.375% per annum; provided, that on and after the first Adjustment Date occurring after the completion of one full fiscal quarter of the Borrower after the Closing Date, the Commitment Fee Rate will be determined pursuant to the Pricing Grid.

“Common Stock”: with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock whether or not outstanding on the Closing Date, including all series and classes of such common stock.

“Compliance Certificate”:  a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Conduit Lender”:  any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.18, 2.19, 2.20 or 11.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Confidential Information Memorandum”:  the Confidential Information Memorandum dated December 2005 and furnished to certain Lenders.

“Confirmation Order”:  as defined in the recitals hereto.

“Consolidated Capitalization”: the sum of Consolidated Total Debt and Consolidated Net Worth.

“Consolidated Net Worth”:  at any date, all amounts that would, in conformity with GAAP, be included on a consolidated balance sheet of the Borrower and its Subsidiaries in the Capital Stock and other equity accounts (including, without limitation, retained earnings and paid-in capital but excluding accumulated other comprehensive income) at such date.

“Consolidated Total Debt”:  at any date, the aggregate principal amount of all Debt of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Contractual Obligation”:  as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control”: has the meaning set forth in Rule 12b-2 under the Exchange Act.

“Corporate Interest”: for any period, the aggregate of interest expense accrued during such period by the Borrower and its consolidated Subsidiaries on Debt less the sum of (a) the amount of interest, if any, included in such interest expense which was capitalized in accordance with GAAP, (b) an amount equal to the percentage of the interest expense of any Subsidiary corresponding to the percentage of the EBITDA of such Subsidiary not taken into account in determining EBITDA for such period pursuant to the proviso to the first sentence of the definition thereof and (c) interest income accrued on the Synthetic L/C Deposit, subject to the last sentence of the definition of EBITDA.

“DBTCA”:  Deutsche Bank Trust Company Americas.

“Debt”:  for any Person, any obligations of such Person for or in respect of (a) moneys borrowed or raised (whether or not for cash) by whatever means including acceptances, deposits, discounting, reimbursement obligations for drawn letters of credit, factoring (other than on a non-recourse basis), Finance Leases, hire purchase, conditional sale or other form of title retention agreement, sale-and-lease back, sale and repurchase and any other form of financing which is recognized in such Person’s financial statements as being in the nature of a borrowing (excluding for the avoidance of doubt, asset retirement obligations, share capital, share premium account and any capital prepayment reserve), (b) the deferred purchase price of Assets or services (other than goods and services obtained on normal commercial terms in the ordinary course of business or operations), and (c) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) and (b) above. Notwithstanding the foregoing, (x) any of the obligations identified in the immediately foregoing sentence owed by any Subsidiary of the Borrower to the Borrower or to any other Subsidiary of the Borrower shall not constitute “Debt”, (y) Affiliate Subordinated Debt shall not constitute “Debt” and (z) notwithstanding that after the Closing Date the obligations under the Facility Lease Documents shall be required to be accounted for as a Finance Lease (other than as a result of any amendment to the Facility Lease Documents), such obligations shall not constitute “Debt” for purposes of this Agreement.

“Default”:  any of the events specified in Section 9, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Designated Party”:  has the meaning set forth in Section 9(g).

“Disposition”:  (a) with respect to any Assets, any sale, lease conveyance or other disposition thereof and (b) the sale or issuance of Capital Stock in any of the Restricted Subsidiaries. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Stock”: means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1)                                  matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2)                                  is convertible or exchangeable for Debt or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary); or

(3)                                  is redeemable at the option of the holder of the Capital Stock in whole or in part,

in each case on or prior to the date that is 91 days after the earlier of (x) the date on which there are no Loans outstanding and the Commitments have been terminated and (y) the seventh anniversary of the Closing Date, provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (each defined in a substantially identical manner to the corresponding definitions herein) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable)  provide that the Company may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision prior to compliance by the Borrower with Section 7, Section 8.2 and Section 8.5.

“Dollars” and “$”:  dollars in lawful currency of the United States.

“Domestic Subsidiary”:  any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

“EBITDA”:  for any period, with reference to the Borrower’s consolidated financial statements (a) income from continuing operations before income taxes and minority interest; plus (b) depreciation and amortization; plus (c) Corporate Interest; provided, however that in determining EBITDA for the purposes of the Interest Coverage Ratio under Sections 7.1, 7.4(b) and 8.2 and the definition of “Free Cash Flow” only,  the amounts referred to in (a), (b) and (c) above for a consolidated Subsidiary of the Borrower will not be included to the extent that such Subsidiary is prohibited from making distributions or dividends as of the date of determination (unless such prohibition arises solely from the requirement under the Facility Lease Documents that MIRMA and its Subsidiaries deliver financial statements for the most recently completed fiscal year or fiscal quarter, as the case may be, and the date of determination is less than 90 or 60 days, as the case may be, from the end of such fiscal year or fiscal quarter). “EBITDA” shall not include the effect of (i) gains or losses on sales or dispositions of Assets; (ii) non-recurring items (including, for the avoidance of doubt, restructuring expenses) or (iii) non-cash expenses and non-cash gains or losses, including as a result of Swap Agreements being marked to market and the effects of “fresh start” accounting under SOP 90-7, but shall include cash payments and receipts from and in respect of settlement of Swap Agreements. In addition, if, but for clause (z) of the last sentence in the definition of “Debt”, the obligations under the Facility Lease Documents would otherwise constitute Debt hereunder, for purposes of calculating EBITDA, the amounts paid under the Facility Lease Documents shall be treated as expenses for purposes of determining income from continuing operations, and no portion of such amounts shall be treated as Corporate Interest or principal amortization, such that, to the extent possible, the treatment of the obligations under the Facility Lease Documents as such obligations are treated on the date hereof is preserved.

For the purposes of calculating EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Leverage Ratio, (i) if at any time during such Reference Period the Borrower or any Subsidiary shall have made any Material Disposition, the EBITDA for such Reference Period shall be reduced by an amount equal to the EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period the Borrower or any Subsidiary shall have made a Material Acquisition, EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by the Borrower and its Subsidiaries in excess of $20,000,000; and “Material Disposition” means any Disposition of property or series of related Dispositions of property that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $20,000,000.

“Environmental Capital Expenditures”: capital expenditures required by, or reasonably related to the Borrower’s or its Subsidiaries’ compliance with, Environmental Laws.

“Environmental Laws”:  any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“ERISA Affiliate”:  all members of a group of corporations and all members of a group of trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414(b) or (c) of the Code.

“ERISA Event”:  any of the following events: (i) the appointment of a trustee to administer or terminate any Plan, (ii) the termination of a Plan, (iii) the existence of any “accumulated funding deficiency” (as defined in Section 302 of ERISA) with respect to a Plan, (iv) the imposition of a Lien under the Code or ERISA on the assets of the Borrower on account of any Plan, (v) the occurrence of a reportable event described in Section 4043(c) of ERISA (other than those events as to which the 30-day notice period is waived) with respect to a Plan, or

(vi) the incurrence by the Borrower of any liability in connection with a withdrawal from, or the insolvency or reorganization of, a multiemployer pension plan.

“Eurocurrency Reserve Requirements”:  for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Rate”:  with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the “Eurodollar Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Eurodollar Loans”:  Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Tranche”:  the collective reference to Eurodollar Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”:  any of the events specified in Section 9, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange Act”:  the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Asset Sale”:  each of the following transactions:

(i)                                     the Disposition of obsolete, uneconomic or worn out property, or property which in the good faith judgment of the Borrower is no longer useful in its business, in each case, in the ordinary course of business;

(ii)                                  the Disposition of inventory in the ordinary course of business;

(iii)                               Dispositions to the Borrower or any Subsidiary Guarantor;

(iv)                              Dispositions of Cash Equivalents or other short-term investments;

(v)                                 the Disposition by the Borrower or any Subsidiary of power, capacity, fuel and other products or services, in each case in the ordinary course of business (it being understood that a Disposition of a quantity of power, capacity or fuel that is material to the Borrower or such Subsidiary, as the case may be, shall not alone cause such Disposition to be not in the ordinary course of business);

(vi)                              sales by the Borrower or any Subsidiary of emission credits in the ordinary course of business (it being understood that a Disposition of a quantity of emissions credits that is material to the Borrower or such Subsidiary, as the case may be, shall not alone cause such Disposition to be not in the ordinary course of business);

(vii)                           any Disposition of Assets or series of related Dispositions of Assets having a value not in excess of $10,000,000;

(viii)                        Restricted Payments permitted by the Section 8.2;

(ix)                                Disposition of Assets in connection with a foreclosure, transfer or deed in lieu of foreclosure or other exercise of remedial action;

(x)                                   Compromises and settlements of claims against third-parties and, in an amount not to exceed $10,000,000, Dispositions of Assets in connection with the settlement of claims and litigation;

(xi)                                Dispositions made pursuant to the Plan of Reorganization; and

(xii)                             Grants by the Borrower or any of its Subsidiaries of licenses, sublicenses, leases or subleases or easements to other Persons not materially interfering with the conduct by the Borrower or such Subsidiary of its business on or at the property that is the subject of such license, sublicense, lease or sublease or easement.

“Excluded Foreign Subsidiary”:  any Foreign Subsidiary in respect of which either (a) the pledge of all of the Capital Stock of such Subsidiary as Collateral or (b) the guaranteeing by such Subsidiary of the Obligations, would, in the good faith judgment of the Borrower, result in adverse tax consequences to the Borrower.

“Facility”:  each of (a) the Term Commitments and the Term Loans made thereunder (the “Term Facility”) and (b) the Revolving Commitments and the extensions of credit made thereunder (the “Revolving Facility”).

“Facility Lease Documents”:  the eleven Facility Lease Agreements, dated December 19, 2000, the related Participation Agreements and all other agreements entered into in connection therewith and related thereto, in each case as amended, modified, or supplemented from time to time.

“FCF Percentage”:  50%; provided that, with respect to each fiscal year of the Borrower, the FCF Percentage shall be reduced to 25% if the Leverage Ratio as of the last day of such fiscal year is not greater than 2.0 to 1.0.

“Federal Funds Effective Rate”:  for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by JPMCB from three federal funds brokers of recognized standing selected by it.

“Fee Payment Date”:  (a) the third Business Day following the last day of each March, June, September and December and (b) the last day of the Revolving Commitment Period.

“Finance Leases”:  as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Foreign Subsidiary”:  any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Free Cash Flow”:  for any fiscal period of the Borrower, without duplication, (a) EBITDA for such period minus (b) Corporate Interest for such period minus (c) the aggregate amount of any cash payments made in respect of taxes during such period by the Borrower or any of its consolidated Subsidiaries net of cash tax refunds for such period minus (d) the aggregate amount of all scheduled principal payments of Debt, if any, of the Borrower and its consolidated Subsidiaries made during such period minus (e) Capital Expenditures made by the Borrower and its consolidated Subsidiaries for such period (other than Capital Expenditures made with (w) Net Cash Proceeds of Asset Sales, (x) Net Cash Proceeds of Recovery Events, (y) amounts reserved in a prior period for Capital Expenditures (to the extent deducted from Free Cash Flow in such period in accordance with clause (f) of this definition) and (z) the proceeds of the incurrence of Permitted Debt) minus (f) amounts reserved by the Borrower and its consolidated Subsidiaries during such period for Capital Expenditures to be made by the Borrower and its consolidated Subsidiaries in any subsequent period plus (g) amounts received by the Borrower or its consolidated Subsidiaries during such period with respect to equity contributions made by an Affiliate of the Borrower or Affiliate Subordinated Debt plus (h) amounts received by the Borrower or its consolidated Subsidiaries during such period pursuant to the MAI Series A Preferred Shares plus (i) the Net Cash Proceeds of Asset Sales and Recovery Events (to the extent not reflected in clauses (e) and (f) above or otherwise required to be applied to the prepayment of the Loans pursuant to Section 2.11); provided that, in the case of any consolidated Subsidiary of the Borrower whose contribution to EBITDA is reduced in accordance with the proviso to the first sentence of the definition of “EBITDA”, the amounts deducted from Free Cash Flow in accordance with clauses (c), (d), (e) and (f) above for such

Subsidiary shall, in each case, be reduced by an amount equal to the percentage of such deduction corresponding to the percentage of the EBITDA of such Subsidiary not taken into account in determining EBITDA for such period.

“Free Cash Flow Application Date”:  as defined in Section 2.11(b).

“FSA” means (a) an arms-length, executed, valid and binding agreement (including, without limitation, a tolling agreement) that is then in full force and effect and not in default in any material respect and which is not terminable without cause between the Borrower or any Subsidiary and either:

(i)                                     a third party purchaser whose, or whose obligations are unconditionally guaranteed by an entity whose, long-term senior unsecured debt is rated no less than Baa3 by Moody’s and BBB- by S&P on the date the relevant transaction is entered into by the Borrower or such Subsidiary; or

(ii)                                  an Affiliate of the Borrower, so long as such Affiliate has executed a valid and binding agreement with a third party purchaser whose, or whose obligations are unconditionally guaranteed by an entity whose, long-term senior unsecured debt is rated no less than Baa3 by Moody’s and BBB- by S&P on the date the relevant transaction is entered into by the Borrower or such Subsidiary with substantially the same terms (other than any pricing spread) as the Affiliate’s agreement with the Borrower or such Subsidiary;

in each case, for the purchase of fuel (on a take or pay, take and pay, or take, if tendered basis) at prices established at a formula, index or other price risk management methodology not based on spot market prices by the Borrower or such Subsidiary to the third party or Affiliate; or

(b)                                 financial hedge agreements relating to fuel pricing that are:

(i)                                     fully supported by available fuel of the Borrower and its Subsidiaries; and

(ii)                                  with counterparties having, or whose obligations are unconditionally guaranteed by an entity having, long-term senior unsecured debt that is rated no less than Baa2 by Moody’s and BBB by S&P on the date the relevant transaction is entered into by the Borrower or such Subsidiary.

“Funding Office”:  the office of the Administrative Agent specified in Section 11.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”:  those accounting principles, standards and practices generally accepted in the United States as in effect on the date hereof.

“Governmental Authority”:  any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members”:  the collective reference to the Borrower and its Restricted Subsidiaries.

“Guarantee and Collateral Agreement”:  the Guarantee and Collateral Agreement to be executed and delivered by the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit A.

“Guarantee Obligation”:  as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Debt, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor or (iii) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Hedging Arrangement”:  any Swap Agreement in respect of interest rates or currency exchange rates entered into by any Loan Party and the Administrative Agent or any Person which at the time such Swap Agreement is entered into is a Lender or Affiliate thereof.

“Intercreditor Agreement”:  any intercreditor agreement in the form of Exhibit I or Exhibit K hereto, as applicable, or otherwise on terms reasonably satisfactory to the Administrative Agent, entered into pursuant hereto in respect of (i) Permitted Pari Passu Debt or (ii) junior Liens permitted under Section 8.3(i)(x).

“Interest Coverage Ratio”:  for any period, the ratio of (a) EBITDA for such period to (b) Corporate Interest for such period.

“Interest Payment Date”:  (a) as to any ABR Loan (other than any Swingline Loan), the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Loan (other than any Revolving Loan that is an ABR Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof and (e) as to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period”:  as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter (or such other period as the Borrower and all Lenders of the relevant Facility may agree), as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months (or such other period as the Borrower and all Lenders of the relevant Facility may agree) thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)                                     if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)                                  the Borrower may not select an Interest Period under a particular Facility that would extend beyond, with respect to Revolving Loans, the Revolving Termination Date or, with respect to Term Loans, beyond the date final payment is due on the Term Loans, as the case may be; and

(iii)                               any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Investments”:  as defined in Section 8.6.

“Issuing Lenders”: collectively, the Revolving Issuing Lenders and the Synthetic Issuing Lender.

“JPMCB”: as defined in the preamble hereto.

“Lenders”:  as defined in the preamble hereto; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.

“Letters of Credit”:  collectively, the Revolving Letters of Credit and the Synthetic Letters of Credit.

“Leverage Ratio”:  as at the last day of any period, the ratio of (a) Net Debt on such day to (b) EBITDA for such period.

“Lien”:  any mortgage, pledge, lien, hypothecation, security interest or other charge, encumbrance or other arrangement in the nature of a security interest in property; provided, however, that the term “Lien” shall not mean any easements, rights-of-way, zoning restrictions, encroachments, minor title deficiencies, leases, subleases, licenses, sublicenses, or other restrictions on the use of property or other similar encumbrances.

“Loan”:  any loan made by any Lender pursuant to this Agreement.

“Loan Documents”:  this Agreement, the Security Documents, the Notes and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties”:  the Borrower and each of its Subsidiaries that is a party to a Loan Document.

“MAG”:  Mirant Americas Generation, LLC, a Delaware limited liability company.

“MAG Interest Distribution”: for any period, the aggregate amount of cash the Borrower paid or otherwise distributed to MAG during such period that MAG applied during such period to the payment of accrued interest on the MAG Senior Notes that was due and payable during such period.

“MAG Senior Notes”:  the following series of notes issued by MAG: the $850,000,000 of Senior Notes due 2011, the $450,000,000 of Senior Notes due 2021, and the $400,000,000 of Senior Notes due 2031.

“MAI Series A Preferred Shares”:  as defined in the Plan of Reorganization.

“MAI Series B Preferred Shares”:  as defined in the Plan of Reorganization.

“Majority Facility Lenders”:  with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans or the Total Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of the Revolving Facility, prior to any termination of the Revolving Commitments, the holders of more than 50% of the Total Revolving Commitments).

“Majority Lenders”:  at any time, the holders of more than 50% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding and (ii) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

“Material Adverse Effect”:  a material adverse change in, or material adverse effect on, (i) the financial condition, operations, business or Assets of the Borrower or its Subsidiaries, which would have a material adverse effect on the ability of the Borrower to pay amounts owed by it from time to time hereunder, or (ii) the validity or enforceability of this Agreement or any of the other Loan Documents against the Borrower or any Subsidiary Guarantor which would have a material adverse effect on the rights, remedies and benefits available to, or conferred upon, the Administrative Agent or the Lenders, taken as a whole.

“MET”: Mirant Energy Trading, LLC, a Delaware limited liability company.

“MIRMA”:  Mirant Mid-Atlantic, LLC, a Delaware limited liability company.

“Moody’s”:  Moody’s Investors Service, Inc. or any successor thereto.

“Moody’s Rating”: at any time, the rating issued by Moody’s and then in effect with respect to a Person’s senior unsecured long-term debt securities without third party credit enhancement.

“Mortgaged Properties”:  the real properties listed on Schedule 1.1B and designated as properties for which a Mortgage will be delivered and any real property with respect to which a Mortgage is granted pursuant to Section 6.7(b).

“Mortgages”:  each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Lenders, substantially in the form of Exhibit D (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded).

“Net Cash Proceeds”:  (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Debt secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Debt, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Net Debt”:  at any time, the aggregate principal amount of Debt of the Borrower and its Subsidiaries at such time outstanding less (i) cash and deposits restricted pursuant to agreements with a Person other than an Affiliate of the Borrower, and (ii) broker, counterparty, and customer margin/collateral assets and deposits advanced to or held on behalf of such broker, counterparty or customer, as each of the foregoing items described in clauses (i) and (ii) appears on the consolidated balance sheet of the Borrower and its Subsidiaries, as either restricted deposits or deposits with brokers and in any event shall include the Synthetic L/C Deposit.

“New Mirant”: Mirant Corporation (formerly known as Newco 2005 Corporation), a Delaware corporation.

“Non-Excluded Taxes”:  as defined in Section 2.19(a).

“Non-U.S. Lender”:  as defined in Section 2.19(d).

“Notes”:  the collective reference to any promissory note evidencing Loans.

“Obligations”:  the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender (or, in the case of Hedging Arrangements or Specified Cash Management Programs, any affiliate of any Lender or any other Person which, at the time any such Hedging Arrangement was entered into, was a Lender or an affiliate thereof), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Hedging Arrangement, any Specified Cash Management Program or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

“Other Taxes”:  any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant”:  as defined in Section 11.6(c).

“Permitted Debt”: (i) the Loans and other obligations of any Loan Party under any Loan Document and Debt outstanding on the date hereof and listed on Schedule 1.1C (which may be secured to the extent currently secured on the date hereof); (ii) Permitted Pari Passu Debt; (iii) Subordinated Debt; (iv) Project Finance Debt and Debt secured by Liens permitted pursuant to clauses (f) and (g) of Section 8.3; (v) Debt incurred (x) to finance Environmental Capital Expenditures and other capital expenditures made to comply with Requirements of Law and (y) with respect to MIRMA and its Subsidiaries, to finance Required Improvements (as such term is used in the Facility Lease Documents), which Debt may be secured by the capital assets or Required Improvements and related assets financed by such Debt; and (vi) refinancings or renewals of the Debt permitted to be incurred pursuant to the terms hereof (which may be secured by the same assets as the refinanced or renewed Debt); provided, that any such refinancing or renewal of Debt is (x) either in an amount not in excess of the principal amount outstanding or committed under the Debt being refinanced or renewed immediately prior to such refinancing (plus any applicable fees or expenses and redemption or repurchase premiums or penalties) or renewal, or such excess amount can otherwise be incurred hereunder, and (y) provides for a final maturity date no earlier than the existing scheduled maturity date of the Debt being refinanced or renewed.

“Permitted Pari Passu Debt”: Debt of the Borrower or any Subsidiary Guarantor not to exceed $250,000,000 in the aggregate that is pari passu, including with respect to the Collateral, with the Obligations (as defined in the Guarantee and Collateral Agreement) pursuant to a security agreement in form and substance satisfactory to the Administrative Agent and an intercreditor agreement in the form of Exhibit K or otherwise on terms reasonably satisfactory to the Administrative Agent.

“Person”:  an individual, company, corporation, firm, partnership, joint venture, undertaking, association, organization, trust, state or agency of a state or limited liability company (in each case whether or not having separate legal personality).

“Plan”:  any plan described in Section 3(2) of ERISA that is subject to Title IV of ERISA, maintained or contributed to by the Borrower or any ERISA Affiliate.

“Plan of Reorganization”: the Amended and Restated Second Amended Joint Chapter 11 Plan of Reorganization for Mirant Corporation and its Affiliated Debtors, dated December 9, 2005, In re Mirant Corporation, et al., Debtors, as amended, modified or waived either (x) with the consent of the Administrative Agent, such consent not to be unreasonably withheld or (y) as would not reasonably be expected to have a Material Adverse Effect.

“Plan Secured Note”: as defined in the Plan of Reorganization.

“PPA”:  (a) an arms-length, executed, valid and binding agreement (including, without limitation, a tolling agreement) that is then in full force and effect and not in default in any material respect and which is not terminable without cause between the Borrower or any Subsidiary and either:

(i)                                     a third party purchaser whose, or whose obligations are unconditionally guaranteed by an entity whose, long-term senior unsecured debt is rated no less than Baa3 by Moody’s and BBB- by S&P on the date the relevant transaction is entered into by the Borrower or such Subsidiary; or

(ii)                                  an Affiliate of the Borrower, so long as such Affiliate has executed a valid and binding agreement with a third party purchaser whose, or whose obligations are unconditionally guaranteed by an entity whose, long-term senior unsecured debt is rated no less than Baa3 by Moody’s and BBB- by S&P on the date the relevant transaction is entered into by the Borrower or such Subsidiary with substantially the same terms (other than any pricing spread) as the Affiliate’s agreement with the Borrower or such Subsidiary;

in each case, for the sale of electric energy or capacity (in the case of both energy and capacity, on a take or pay, take and pay, or take, if tendered basis) at prices established at a formula, index or other price risk management methodology not based on spot market prices by the Borrower or such Subsidiary to the third party or Affiliate; or

(b)                                 financial hedge agreements relating to energy or capacity pricing that are:

(i)                                     fully supported by available energy or capacity of the Borrower and its Subsidiaries; and

(ii)                                  with counterparties having, or whose obligations are unconditionally guaranteed by an entity having, long-term senior unsecured debt that is rated no less than Baa2 by Moody’s and BBB by S&P on the date the relevant transaction is entered into by the Borrower or such Subsidiary.

“Pricing Grid”:  the table set forth below.

Leverage Ratio	Applicable Margin for Revolving Loans that are Eurodollar Loans	Applicable Margin for Revolving Loans that are ABR Loans	Commitment Fee Rate
> 2.5 to 1.0	2.25%	1.25%	0.375%
< 2.5 to 1.0 and > 2.0 to 1.0	2.00%	1.00%	0.375%
< 2.0 to 1.0	1.75%	0.75	0.250%

For the purposes of the Pricing Grid, changes in the Applicable Margin for Revolving Loans resulting from changes in the Leverage Ratio shall become effective on the date (the “Adjustment Date”) that is three Business Days after the date on which financial statements are delivered to the Lenders pursuant to Section 6.2 and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in Section 6.2, then, from the latest date on which such financial statements are required to be delivered until the date that is three Business Days after the date on which such financial statements are delivered, the highest rate set forth in each column of the Pricing Grid shall apply. Each determination of the Leverage Ratio pursuant to the Pricing Grid shall be made in a manner consistent with the determination thereof pursuant to Section 7.2.

“Project Finance Debt”:  Debt (not exceeding the cost of the acquisition, construction or creation of the relevant Asset or project) of any Subsidiary incurred or existing in connection with the financing or refinancing of any Asset or project, the repayment of which Debt is to be made from the revenues arising out of, or other proceeds of realization from, the acquired or created Asset or project, with recourse to those revenues and proceeds and Assets forming the subject matter of such Asset or project (including, without limitation, insurance, contracts and Capital Stock or other rights of ownership in the entity(ies) which own the relevant

Assets or project) and other Assets ancillary thereto but without substantial recourse to any other Asset or otherwise to the Borrower or a Restricted Subsidiary; provided that substantial recourse shall not be deemed to exist by reason of normal and customary sponsor support arrangements.

“Projections”:  as defined in Section 6.3(c).

“Recovery Event”:  any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member.

“Refunded Swingline Loans”:  as defined in Section 2.7(b).

“Register”:  as defined in Section 11.6(b).

“Regulation U”:  Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”:  the obligation of the Borrower to reimburse any Issuing Lender pursuant to Section 3.5 or Section 3.10 for amounts drawn under Letters of Credit.

“Reinvestment Commitment Notice” a written notice executed by a Responsible Officer on or prior to the date falling 365 days after an Asset Sale or Recovery Event, stating (x) that, in the case of an Asset Sale only, no Event of Default has occurred and is continuing and (y) that the Borrower (directly or through a Restricted Subsidiary) has committed to use all or a specified portion of the Net Cash Proceeds of (i) an Asset Sale within 180 days after the date of such notice or (ii) a Recovery Event within 24 months after the date of such notice to acquire or repair assets useful in its business.

“Reinvestment Event”:  any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”:  a written notice executed by a Responsible Officer stating (i) in the case of an Asset Sale only, that no Event of Default has occurred and is continuing and (ii) that the Borrower (directly or indirectly through a Restricted Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire or repair assets useful in its business.

“Requirement of Law”:  as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”:  the chief executive officer, president, chief financial officer treasurer or controller of the Borrower.

“Restricted Payment”:  as defined in Section 8.2.

“Restricted Subsidiaries”:  all Subsidiaries of the Borrower other than Unrestricted Subsidiaries.

“Revolving Commitment”:  as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Revolving Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.

“Revolving Commitment Period”:  the period from and including the Closing Date to the Revolving Termination Date.

“Revolving Extensions of Credit”:  as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s Revolving Percentage of the Revolving L/C Obligations then outstanding and (c) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.

“Revolving Issuing Lender”:  any of JPMCB, DBTCA and any other Revolving Lender from time to time designated by the Borrower as a Revolving Issuing Lender with the consent of such other Revolving Lender and the Administrative Agent, or any Affiliate thereof, in its capacity as issuer of any Revolving Letter of Credit; collectively, the “Revolving Issuing Lenders”.

“Revolving L/C Commitment”:  $800,000,000.

“Revolving L/C Obligations”:  at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Revolving Letters of Credit and (b) the aggregate amount of drawings under Revolving Letters of Credit that have not then been reimbursed pursuant to Section 3.5.

“Revolving L/C Participants”:  as to any Revolving Letter of Credit, the collective reference to all the Revolving Lenders other than the Revolving Issuing Lender of such Letter of Credit.

“Revolving Lender”:  each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Letters of Credit”:  as defined in Section 3.1(a).

“Revolving Loans”:  as defined in Section 2.4(a).

“Revolving Percentage”:  as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding, provided, that, in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Total Revolving Extensions of Credit, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Revolving Lenders on a comparable basis.

“Revolving Termination Date”:  the sixth anniversary of the Closing Date.

“S&P”:  Standard & Poor’s Ratings Services, a division of the McGraw Hill Companies, Inc., or any successor thereto.

“S&P Rating”: at any time, the rating issued by S&P and then in effect with respect to a Person’s senior unsecured long-term debt securities without third party credit enhancement.

“SEC”:  the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Security Documents”:  the collective reference to the Guarantee and Collateral Agreement, the Mortgages, any Intercreditor Agreements, the Synthetic L/C Deposit Agreement and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Specified Cash Management Program”:  any cash management arrangement between the Borrower and any Lender or any Affiliate thereof (to the extent designated by the Borrower).

“Specified Issuing Lender Commitment”: with respect to JPMCB, its commitment to act as Revolving Issuing Lender for up to $300,000,000 of the Revolving L/C Commitment; with respect to DBTCA, its commitment to act as Revolving Issuing Lender for up to $250,000,000 of the Revolving L/C Commitment; and with respect to any other Revolving Issuing Lender, its commitment to act as Revolving Issuing Lender for up to a percentage of the Revolving L/C Commitment agreed by the Borrower and such Revolving Issuing Lender.

“Step-In Rights”: Liens in favor of counterparties to any PPA (other than Affiliates of the Borrower) that create rights the exercise of which are limited to the taking of actions pursuant to any provisions of such PPA designed to enable the counterparty to assume operational control of the relevant facility or facilities (e.g., step-in rights) or otherwise necessary to continue performance of the Borrower’s or the applicable Subsidiary’s obligations under such PPA.

“Subordinated Debt”:  unsecured Debt of the Borrower and/or any Subsidiary Guarantor that is subordinated and junior in right of payment to the Obligations (as defined in the Guarantee and Collateral Agreement) and is issued solely for cash proceeds where either (i) the subordination provisions of such Debt shall be at least as favorable to the Lenders as the subordination provisions set forth in Schedule 8.1 or (ii) the subordination provisions shall be in all respects reasonably satisfactory to the Administrative Agent.

“Subsidiary”:  as to any Person, any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the voting stock, (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its Subsidiaries or by one or more of such Person’s other Subsidiaries. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor”:  each Restricted Subsidiary of the Borrower other than (a) any Excluded Foreign Subsidiary, (b) MET and any Subsidiaries of MET, (c) MIRMA and any Subsidiaries of MIRMA and (d) New MAEM Holdco, LLC and any Subsidiaries of New MAEM Holdco, LLC, which the Borrower shall Dispose of within 60 days after the Closing Date in accordance with the Plan of Reorganization.

 “Swap Agreement”:  any agreement, including any Hedging Arrangement, with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a “Swap Agreement”.

“Swingline Commitment”:  the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.6 in an aggregate principal amount at any one time outstanding not to exceed $25,000,000.

“Swingline Lender”:  JPMCB, in its capacity as the lender of Swingline Loans.

“Swingline Loans”:  as defined in Section 2.6.

“Swingline Participation Amount”:  as defined in Section 2.7.

“Synthetic Issuing Lender”:  JPMCB or any Affiliate thereof, in its capacity as issuer of any Synthetic Letter of Credit.

“Synthetic L/C Deposit”:  at any time, the amounts then actually on deposit in the Synthetic L/C Deposit Account.

“Synthetic L/C Deposit Account”:  the account established by the Borrower in the name of the Synthetic Issuing Lender pursuant to Section 3.8.

“Synthetic L/C Deposit Agreement”:  as defined in Section 3.8(a).

“Synthetic L/C Termination Date”:  the seventh anniversary of the Closing Date.

“Synthetic Letter of Credit Outstandings”:  at any time, the sum of (i) the aggregate undrawn stated amount of all Synthetic Letters of Credit issued then outstanding at such time and plus (ii) the aggregate amount of drawings under Synthetic Letters of Credit that have not then been reimbursed pursuant to Section 3.10.

“Synthetic Letters of Credit”:  as defined in Section 3.6.

“Term Commitment”:  as to any Lender, the obligation of such Lender, if any, to make a Term Loan to the Borrower on the Closing Date in a principal amount not to exceed the amount set forth under the heading “Term Commitment” opposite such Lender’s name on Schedule 1.1A. The aggregate amount of the Term Commitments is $700,000,000.

“Term Lender”:  each Lender that has a Term Commitment or that holds a Term Loan.

“Term Loans”:  as defined in Section 2.1.

“Term Percentage”:  as to any Term Lender at any time, the percentage which such Lender’s Term Commitment then constitutes of the aggregate Term Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding).

“Total Revolving Commitments”:  at any time, the aggregate amount of the Revolving Commitments then in effect. The original amount of the Total Revolving Commitments is $800,000,000.

“Total Revolving Extensions of Credit”:  at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

“Transferee”:  any Assignee or Participant.

“Type”:  as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“United States”:  the United States of America.

“Unrestricted Subsidiaries”:  (a) until such time as such entities emerge from the Chapter 11 Cases, Mirant New York, Inc., Mirant Lovett, LLC, Mirant Bowline, LLC, Mirant NY-Gen, LLC and Hudson Valley Gas Corporation and (b) any Subsidiary of the Borrower that is designated by the Board of Directors of the Borrower as an Unrestricted Subsidiary, but only to the extent that such Subsidiary (i) has no Assets other than Assets acquired after, or immaterial or unproductive Assets owned prior to, the date of this Agreement, (ii) has no Debt other than Debt that is non-recourse to the Borrower or the Restricted Subsidiaries, (iii) is not party to any agreement or contract with the Borrower or a Restricted Subsidiary unless the terms of such agreement are no less favorable to the Borrower or such Restricted Subsidiary than those that might be obtained from an unaffiliated third-party, and (iv) is a Person with respect to which neither the Borrower nor any Restricted Subsidiary has any direct or indirect obligation to make capital contributions or to maintain such Subsidiary’s financial condition.

1.2.                              Other Definitional Provisions.  (a)  Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)                                 As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c)                                  The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)                                 The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2.  AMOUNT AND TERMS OF COMMITMENTS

2.1.                              Term Commitments.  Subject to the terms and conditions hereof, each Term Lender severally agrees to make a term loan (a “Term Loan”) to the Borrower on the Closing Date in an amount not to exceed the amount of the Term Commitment of such Lender.  The Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.12.

2.2.                              Procedure for Term Loan Borrowing.  The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, one Business Day prior to the anticipated Closing Date) requesting that the Term Lenders make the Term Loans on the Closing Date and specifying the amount to be borrowed.  The Term Loans made on the Closing Date shall initially be ABR Loans and, unless otherwise agreed by the Administrative Agent in its sole discretion, no Term Loan may be converted into or continued as a Eurodollar Loan having an Interest Period in excess of one month prior to the earlier of (i) the date the Administrative Agent determines that the primary syndication of Term Loans has been completed or (ii) the date that is 30 days after the Closing Date.  Upon receipt of such notice the Administrative Agent shall promptly notify each Term Lender thereof.  Not later than 12:00 Noon, New York City time, on the Closing Date each Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term Loan or Term

Loans to be made by such Lender.  The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Term Lenders in immediately available funds.

2.3.                              Repayment of Term Loans.  The principal amount of the Term Loan of each Term Lender shall mature in 28 consecutive installments (each due on the last day of each calendar quarter, except for the last such installment), commencing on March 31, 2006, each of which shall be in an amount equal to such Lender’s Term Percentage multiplied by (i) in the case of the first 27 such installments, $1,750,000 and (ii) in the case of the last such installment (which shall be due on the seventh anniversary of the Closing Date), the remaining aggregate principal amount of the Term Loans.

2.4.                              Revolving Commitments.  (a)  Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (“Revolving Loans”) to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Percentage of the sum of (i) the Revolving L/C Obligations then outstanding and (ii) the aggregate principal amount of the Swingline Loans then outstanding, does not exceed the amount of such Lender’s Revolving Commitment.  During the Revolving Commitment Period the Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.  The Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.12.

(b)                                 The Borrower shall repay all outstanding Revolving Loans on the Revolving Termination Date.

2.5.                              Procedure for Revolving Loan Borrowing.  (a)  The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent (i) prior to 11:00 A.M., New York City time, three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (ii) prior to 10:00 A.M., New York City time on the requested Borrowing Date, in the case of ABR Loans (including for purposes of financing payments required by Section 3.5), specifying (A) the amount and Type of Revolving Loans to be borrowed, (B) the requested Borrowing Date and (C) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor.  Any Revolving Loans made on the Closing Date shall initially be ABR Loans.  Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Revolving Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof; provided, that the Swingline Lender may request, on behalf of the Borrower, borrowings under the Revolving Commitments that are ABR Loans in other amounts pursuant to Section 2.7.  Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof.  Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent.  Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

(b)                                 In the event that the Borrower fails to reimburse any Revolving Issuing Lender in accordance with Section 3.5 for the amount of any draft paid by such Revolving Issuing Lender under any Revolving Letter of Credit issued by it, and for all other amounts due in connection therewith pursuant to Section 3.5 (the “Reimbursement Payment”), then on the date that the Reimbursement Payment is due, the Borrower shall be deemed to have made a request for a borrowing of ABR Loans in an amount equal to the Reimbursement Payment, which deemed request shall not be subject to any condition precedent set forth in Section 5.2 and shall be irrevocable.  Each Revolving Lender acknowledges and agrees that its obligation to make its pro rata share of any such borrowing available to the Administrative Agent is absolute and unconditional and shall not be affected by any event, happening or circumstance whatsoever, including the failure of any condition precedent set forth in Section 5 to be satisfied at the time of such deemed request.

2.6.                              Swingline Commitment.  (a)  Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower under the Revolving Commitments from time to time during the Revolving Commitment Period by making swing line loans (“Swingline Loans”) to the Borrower; provided that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender’s other outstanding Revolving Loans, may exceed the Swingline Commitment then in effect) and (ii) the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments would be less than zero.  During the Revolving Commitment Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof.  Swingline Loans shall be ABR Loans only.

(b)                                 The Borrower shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Termination Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Loan is borrowed, the Borrower shall repay all Swingline Loans then outstanding.

2.7.                              Procedure for Swingline Borrowing; Refunding of Swingline Loans.  (a)  Whenever the Borrower desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swingline Lender not later than 1:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii)

the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period).  Each borrowing under the Swingline Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof.  Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender.  The Administrative Agent shall make the proceeds of such Swingline Loan available to the Borrower on such Borrowing Date by depositing such proceeds in the account of the Borrower with the Administrative Agent on such Borrowing Date in immediately available funds.

(b)                                 The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day’s notice given by the Swingline Lender no later than 12:00 Noon, New York City time, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender’s Revolving Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender.  Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice.  The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans.  The Borrower irrevocably authorizes the Swingline Lender to charge the Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loans.

(c)                                  If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.7(b), one of the events described in Section 9(g) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.7(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.7(b), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Revolving Lender’s Revolving Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans.

(d)                                 Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(e)                                  Each Revolving Lender’s obligation to make the Loans referred to in Section 2.7(b) and to purchase participating interests pursuant to Section 2.7(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.8.                              Commitment Fees, etc.  (a)  The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee for the period from and including the date hereof to the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the date hereof.

(b)                                 The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.

2.9.                              Termination or Reduction of Revolving Commitments.  The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments.  Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect.

2.10.                        Optional Prepayments.  The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 11:00 A,M., New York City time, one Business Day prior thereto, in the case of Eurodollar Loans, and no later than 11:00 A.M., New York City time, on the same Business Day, in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to

Section 2.20.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) accrued interest to such date on the amount prepaid.  Partial prepayments of Term Loans and Revolving Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof.  Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.

2.11.                        Mandatory Prepayments and Commitment Reductions.  (a)  (i)  If within ten (10) Business Days of any date the Borrower or any Restricted Subsidiary shall receive Net Cash Proceeds (x) in excess of $50,000,000 from any Asset Sale or (y) in excess of $20,000,000 from any Recovery Event, then, if the Borrower shall not have delivered a Reinvestment Notice in respect thereof on or prior to such date, the Borrower shall apply such Net Cash Proceeds on such date to the prepayment of the Term Loans and the reduction of the Revolving Commitments as set forth in Section 2.11(c).  If the Borrower shall have delivered a Reinvestment Notice in respect thereof, then on the tenth (10th) Business Day after the date of receipt of such Net Cash Proceeds, the Borrower shall apply the portion thereof, if any, that neither the Borrower nor any Restricted Subsidiary intends to use to acquire or repair assets useful in its business to such prepayment and reduction.

(ii)                                  If on or prior to the date falling 365 days after a Reinvestment Event, the Borrower shall not have delivered a Reinvestment Commitment Notice in respect of the Net Cash Proceeds described in clause (i) above, the Borrower shall apply such Net Cash Proceeds on such date (to the extent not previously so applied or expended) to the prepayment of the Term Loans and the reduction of the Revolving Commitments as set forth in Section 2.11(c).  If on or prior to the date falling 365 days after a Reinvestment Event, the Borrower shall have delivered a Reinvestment Commitment Notice in respect of the Net Cash Proceeds described in clause (i) above, then (x) on the date of such notice, the Borrower shall apply (to the extent not previously so applied or expended) the portion, if any, of such Net Cash Proceeds that the Borrower or any Restricted Subsidiary has not committed in such notice to use to acquire or to repair assets useful in its business to such prepayment and reduction and (y) on the date falling 180 days after such notice in the case of Net Cash Proceeds from an Asset Sale described in clause (i) above and 24 months after such notice in the case of Net Cash Proceeds from a Recovery Event described in clause (i) above, the Borrower shall apply any Net Cash Proceeds not applied to the acquisition or repair of assets useful in its business to such prepayment and reduction as set forth in Section 2.11(c) (to the extent not previously so applied).

(b)                                 If, for any fiscal year of the Borrower commencing with the fiscal year ending December 31, 2006, there shall be Free Cash Flow, the Borrower shall, on the relevant Free Cash Flow Application Date, prepay the Term Loans as set forth in Section 2.11(c) by an amount equal to (x) the FCF Percentage times (y) such Free Cash Flow minus the MAG Interest Distribution for such fiscal year.  Each such prepayment shall be made on a date (a “Free Cash Flow Application Date”) no later than ten (10) Business Days after the earlier of (i) the date on which the financial statements of the Borrower referred to in Section 6.2(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered.

(c)                                  Amounts to be applied in connection with prepayments and Commitment reductions made pursuant to Section 2.11 shall be applied, first, to the prepayment of the Term Loans in accordance with Section 2.17(b) and, second, in the case of amounts applied pursuant to clause (a) above, to reduce permanently the Revolving Commitments.  Any such reduction of the Revolving Commitments shall be accompanied by prepayment of the Revolving Loans and/or Swingline Loans to the extent, if any, that the Total Revolving Extensions of Credit exceed the amount of the Total Revolving Commitments as so reduced, provided that if the aggregate principal amount of Revolving Loans and Swingline Loans then outstanding is less than the amount of such excess (because Revolving L/C Obligations constitute a portion thereof), the Borrower shall, to the extent of the balance of such excess, replace outstanding Revolving Letters of Credit and/or deposit an amount in cash in a cash collateral account established with the Administrative Agent for the benefit of the Lenders pursuant to an account control agreement in form and substance reasonably satisfactory to the Administrative Agent.  The application of any prepayment pursuant to Section 2.11 shall be made, first, to ABR Loans and, second, to Eurodollar Loans.  Each prepayment of the Loans under Section 2.11 (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

(d)                                 If the Borrower is required by this Section 2.11 to prepay any Eurodollar Loans and such prepayment will result in the Borrower being required to pay breakage costs under Section 2.20 (any such Eurodollar Loans, “Affected Loans”), the Borrower may elect, by written notice to the Administrative Agent so long as no Default or Event of Default shall have occurred and be continuing, to deposit with the Administrative Agent, on or prior to the date of prepayment of such Affected Loans, 100% (or such lesser percentage elected by the Borrower) of the principal amounts that otherwise would have been paid in respect of the Affected Loans and defer the date of prepayment of such Affected Loans to the extent such Loans are cash collateralized as provided in this Section 2.11(d).  Such amounts will be held as security for the obligations of the Borrower hereunder pursuant to an account control agreement to be entered into in form and substance reasonably satisfactory to the Administrative Agent, with such cash collateral to be released from such cash collateral account (and applied to repay the principal amount of Affected Loans) upon each occurrence thereafter of the last day of an Interest Period applicable to the relevant Loans (or such earlier date or dates as shall be requested by the Borrower), with the amount to be so released and applied on the last day of each Interest Period to be the amount of the relevant Loans to which such Interest Period applies (or, if less, the amount remaining in such cash collateral account); provided that, notwithstanding anything in this Agreement to the contrary, the Borrower acknowledges and agrees that in calculating the Available Revolving Commitments, such Eurodollar Loans that have not been prepaid in accordance with this Section 2.11(d) shall be treated as Revolving Extensions of Credit until such unpaid Eurodollar Loans are actually prepaid; and provided further that such unpaid Eurodollar Loans shall continue to bear interest in accordance with Section 2.14 until such unpaid Eurodollar Loans or the related portion of such Eurodollar Loans, as the case may be, have or has been prepaid.

2.12.                        Conversion and Continuation Options.  (a)  The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of

Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto.  The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan under a particular Facility may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b)                                 Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.13.                        Limitations on Eurodollar Tranches.  Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than ten Eurodollar Tranches shall be outstanding at any one time.

2.14.                        Interest Rates and Payment Dates.  (a)  Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b)                                 Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c)                                  (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to ABR Loans under the Revolving Facility plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated

maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the Revolving Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d)                                 Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

2.15.                        Computation of Interest and Fees.  (a)  Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate.  Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b)                                 Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.  The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.14(a).

2.16.                        Inability to Determine Interest Rate.  If prior to the first day of any Interest Period:

(a)                                  the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b)                                 the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter.  If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to ABR Loans.  Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

2.17.                        Pro Rata Treatment and Payments.  (a)  Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Term Percentages or Revolving Percentages, as the case may be, of the relevant Lenders.

(b)                                 Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Lenders.  The amount of each principal prepayment of the Term Loans shall be applied to reduce the then remaining installments of the Term Loans pro rata based upon the respective then remaining principal amounts thereof, provided that, in the case of any optional prepayment of Term Loans pursuant to Section 2.10, the amount of principal prepayment shall be applied as directed by the Borrower in its notice issued pursuant to such Section.  Amounts prepaid or repaid on account of the Term Loans may not be reborrowed.

(c)                                  Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.

(d)                                 All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds.  The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received.  If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day.  If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.  In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e)                                  Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the

Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error.  If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the Borrower.

(f)                                    Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount.  If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate.  Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

2.18.                        Requirements of Law.  (a)  If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)                                     shall change the basis of taxation of payments to such Lender in respect of this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it (except for changes in the rate of tax on, or determined by reference to, the overall net income or gross income of such Lender); or

(ii)                                  shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate.

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable.  If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b)                                 If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c)                                  A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error.  Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than four months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such four-month period shall be extended to include the period of such retroactive effect.  The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.19.                        Taxes.  (a)  All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding any tax imposed on or measured by the net income or net profits or capital (or any franchise or similar tax imposed in lieu thereof) of the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender or the principal office or applicable lending office of such Lender or any subdivision thereof or therein and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document).  If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-

Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of any Lender which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes, and the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.

(b)                                 In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)                                  Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, within thirty (30) days thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of a tax receipt received by the Borrower showing payment thereof or such other document reasonably satisfactory to the Administrative Agent showing payment thereof.  If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority, the Borrower shall indemnify the Administrative Agent and the Lenders upon their written request for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.

(d)                                 Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN (with respect to a complete exemption under an income tax treaty) or Form W-8ECI, or any successors thereto, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit G and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly signed and executed by such Non-U.S. Lender claiming complete exemption from U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents.  Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation).  In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender.  Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose).  Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver as a result of a change in applicable law after the date such Lender becomes a party to this Agreement (or, in the case of any Participant, after the date such Participant purchases the related participation).

(e)                                  A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(f)                                    If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund or credit of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.19, it shall pay over such refund or credit to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.19 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund or credit), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund or credit); provided, that the Borrower, upon the written request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(g)                                 The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.20.                        Indemnity.  The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any actual and documented loss or expense determined in accordance with this Section 2.20 that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto.  Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest

Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market.  A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error.  Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any loss or expense resulting from any event set forth in clauses (a), (b) or (c) of the first sentence of this Section if such event occurred more than sixty (60) days prior to any demand for indemnification by such Lender.  This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.21.                        Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.18 or 2.19(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.18 or 2.19(a).

2.22.                        Replacement of Lenders.  The Borrower shall be permitted to replace any Lender in accordance with Section 11.6 that (a) requests reimbursement for amounts owing pursuant to Section 2.18 or 2.19(a) or (b) defaults in its obligation to make Loans hereunder, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement in accordance with Section 11.6, (iii) the Borrower shall be liable to such replaced Lender under Section 2.20 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (iv) the Administrative Agent and each Issuing Lender shall have consented to the replacement financial institution (such consent not to be unreasonably withheld), (v) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 11.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (vi) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.18 or 2.19(a), as the case may be, and (vii) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

SECTION 3.  LETTERS OF CREDIT

3.1.                              Revolving L/C Commitment.  (a)  Subject to the terms and conditions hereof, each Revolving Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.4(a), agrees to issue letters of credit (“Revolving Letters of Credit”) for the account of the Borrower on any Business Day during the Revolving

Commitment Period in such form as may be approved from time to time by such Revolving Issuing Lender (such approval not to be unreasonably withheld); provided that no Revolving Issuing Lender shall have any obligation to issue any Revolving Letter of Credit if, after giving effect to such issuance, (i) the Revolving L/C Obligations would exceed the Revolving L/C Commitment, (ii) the aggregate amount of the Available Revolving Commitments would be less than zero or (iii) the Revolving L/C Obligations with respect to all Revolving Letters of Credit issued by such Revolving Issuing Lender would exceed such Revolving Issuing Lender’s Specified Issuing Lender Commitment.  Each Revolving Letter of Credit shall (i) be denominated in Dollars and payable on an “at sight” basis and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Revolving Termination Date, provided that any Revolving Letter of Credit with a one-year term may provide for the automatic renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

(b)                                 No Revolving Issuing Lender shall at any time be obligated to issue any Revolving Letter of Credit if such issuance would conflict with, or cause such Revolving Issuing Lender or any Revolving L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

3.2.                              Procedure for Issuance of Revolving Letters of Credit.  The Borrower may from time to time request that the relevant Revolving Issuing Lender issue a Revolving Letter of Credit by delivering to such Revolving Issuing Lender at its address for notices specified herein an Application therefor.  Upon receipt of a duly completed and executed Application and any certificates, documents and other papers and information (referred to herein or in the Application) delivered to the Revolving Issuing Lender in connection therewith, the relevant Revolving Issuing Lender shall process such Application in accordance with its customary procedures and promptly issue the Revolving Letter of Credit requested thereby (but in no event shall any Revolving Issuing Lender be required to issue any Revolving Letter of Credit earlier than three (3) Business Days (or such shorter period as such Revolving Issuing Lender may agree) after its receipt of the duly completed and executed Application therefor and all such other certificates, documents and other papers and information referred to herein and therein and relating thereto) by issuing the original of such Revolving Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by such Revolving Issuing Lender and the Borrower.  Such Revolving Issuing Lender shall furnish a copy of such Revolving Letter of Credit to the Borrower promptly following the issuance thereof.  Each Revolving Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Revolving Letter of Credit (including the amount thereof).

3.3.                              Revolving L/C Fees and Other Charges.  (a)  The Borrower will pay a fee on all the average daily aggregate maximum amount available to be drawn under all outstanding Revolving Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility, less any fees paid pursuant to the second sentence of this paragraph, shared ratably among the Revolving Lenders and payable quarterly in arrears on each Fee Payment Date after the issuance date.  In addition, the Borrower shall pay to each Revolving Issuing Lender for its own account a fronting fee of 0.125% per annum on the stated amount of each Revolving Letter of Credit issued by such Revolving Issuing Lender, payable quarterly in arrears on each Fee Payment Date after the issuance date.

(b)                                 In addition to the foregoing fees, the Borrower shall pay or reimburse each Revolving Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Revolving Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Revolving Letter of Credit.

3.4.                              Revolving L/C Participations.  (a)  Each Revolving Issuing Lender irrevocably agrees to grant and hereby grants to each Revolving L/C Participant, and, to induce such Revolving Issuing Lender to issue Revolving Letters of Credit, each Revolving L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from such Revolving Issuing Lender, on the terms and conditions set forth below, for such Revolving L/C Participant’s own account and risk an undivided interest equal to such Revolving L/C Participant’s Revolving Percentage in such Revolving Issuing Lender’s obligations and rights under and in respect of each Revolving Letter of Credit issued by such Revolving Issuing Lender and the amount of each draft paid by such Revolving Issuing Lender thereunder.  Each Revolving L/C Participant agrees with each Revolving Issuing Lender that, if a draft is paid under any Revolving Letter of Credit issued by such Revolving Issuing Lender for which such Revolving Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such Revolving L/C Participant shall pay to such Revolving Issuing Lender upon demand at such Revolving Issuing Lender’s address for notices specified herein an amount equal to such Revolving L/C Participant’s Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed.  Each Revolving L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving L/C Participant may have against any Revolving Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(b)                                 If any amount required to be paid by any Revolving L/C Participant to any Revolving Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Revolving Issuing Lender under any Revolving Letter of Credit is paid to such Revolving Issuing Lender within three Business Days after the date such payment is due, such Revolving L/C Participant shall pay to such Revolving Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such Revolving Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360.  If any such amount required to be paid by any Revolving L/C Participant pursuant to Section 3.4(a) is not made available to the relevant Revolving Issuing Lender by such Revolving L/C Participant within three Business Days after the date such payment is due, such Revolving Issuing Lender shall be entitled to recover from such Revolving

L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Revolving Facility.  A certificate of the relevant Revolving Issuing Lender submitted to any Revolving L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c)                                  Whenever, at any time after any Revolving Issuing Lender has made payment under any Revolving Letter of Credit and has received from any Revolving L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), such Revolving Issuing Lender receives any payment related to such Revolving Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by such Revolving Issuing Lender), or any payment of interest on account thereof, such Revolving Issuing Lender will distribute to such Revolving L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by such Revolving Issuing Lender shall be required to be returned by such Revolving Issuing Lender, such Revolving L/C Participant shall return to such Revolving Issuing Lender the portion thereof previously distributed by such Revolving Issuing Lender to it.

3.5.                              Revolver L/C Reimbursement Obligation of the Borrower.  If any draft is paid under any Revolving Letter of Credit, the Borrower shall reimburse the relevant Revolving Issuing Lender for the amount of (a) the draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by such Revolving Issuing Lender in connection with such payment, not later than 12:00 Noon, New York City time, on (i) the Business Day that the Borrower receives notice of such draft, if such notice is received on such day prior to 10:00 A.M., New York City time, or (ii) if clause (i) above does not apply, the Business Day immediately following the day that the Borrower receives such notice.  Each such payment shall be made to the relevant Revolving Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds.  Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (x) until the Business Day next succeeding the date of the relevant notice, Section 2.14(b) and (y) thereafter, Section 2.14(c).  If the Borrower fails to reimburse any Revolving Issuing Lender in accordance with this Section 3.5, the Borrower shall be deemed to have made a request for a borrowing of ABR Loans pursuant to Section 2.5(b) as provided in such Section.

3.6.                              Synthetic L/C Letters of Credit.  (a)   Subject to the terms and conditions hereof, the Synthetic Issuing Lender, in reliance on the agreement of the Borrower set forth in Section 3.8(b), agrees to issue letters of credit (the “Synthetic Letters of Credit “) for the account of the Borrower on any Business Day prior to the date set forth in clause (y) of the next succeeding sentence in such form as may be approved from time to time by the Synthetic Issuing Lender (such approval not to be unreasonably withheld); provided, that the Synthetic Issuing Lender shall have no obligation to issue any Synthetic Letter of Credit if, after giving effect to such issuance, the aggregate principal amount of Synthetic L/C Letter of Credit Outstandings would exceed the Synthetic L/C Deposit Amount.  Each Synthetic Letter of Credit shall (i) be denominated in Dollars and payable on an “at sight” basis and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Synthetic L/C Termination Date, provided that any Synthetic Letter of Credit with a one-year term may provide for the automatic renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

(b)                                 The Synthetic Issuing Lender shall not at any time be obligated to issue any Synthetic Letter of Credit hereunder if (i) such issuance would conflict with, or cause the Synthetic Issuing Lender to exceed any limits imposed by, any applicable Requirement of Law or (iii) the Synthetic L/C Termination Date shall have occurred.

3.7.                              Procedure for Issuance of Synthetic Letters of Credit.  The Borrower may from time to time request that the Synthetic Issuing Lender issue a Synthetic Letter of Credit by delivering to the Synthetic Issuing Lender at its address for notices specified herein an Application therefor.  Upon receipt of a duly completed and executed Application and any certificates, documents and other papers and information (referred to herein or in the Application) delivered to the Synthetic Issuing Lender in connection therewith, the Synthetic Issuing Lender shall process such Application in accordance with its customary procedures and promptly issue the Synthetic Letter of Credit requested thereby (but in no event shall the Synthetic Issuing Lender be required to issue any Synthetic Letter of Credit earlier than three (3) Business Days (or such shorter period as the Synthetic Issuing Lender may agree) after its receipt of the duly completed and executed Application therefor and all such other certificates, documents and other papers and information referred to herein and therein and relating thereto) by issuing the original of such Synthetic Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Synthetic Issuing Lender and the Borrower.  The Synthetic Issuing Lender shall furnish a copy of such Synthetic Letter of Credit to the Borrower promptly following the issuance thereof.  The Synthetic Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Synthetic Letter of Credit (including the amount thereof).

3.8.                              Synthetic L/C Deposit Account.  (a)  Establishment of Synthetic L/C Deposit Account.  On or prior to the Closing Date, the Borrower shall establish and maintain the Synthetic L/C Deposit Account at the Synthetic Issuing Lender in the name of the Synthetic Issuing Lender for the benefit of the Synthetic Issuing Lender and the other Secured Parties (as defined in the Guarantee and Collateral Agreement) and shall enter into a synthetic letter of credit deposit and account control agreement (the “Synthetic L/C Deposit Agreement”) with the Synthetic Issuing Lender in form and substance satisfactory to it.  Amounts on deposit in the Synthetic L/C Deposit Account shall be invested, or caused to be invested, by the Synthetic Issuing Lender as set forth in Section 3.8(d), and no Person (other than the Synthetic Issuing Lender or any of its respective sub-agents) shall have the right to make any withdrawals from the Synthetic L/C Deposit Account or exercise any other right or power with respect thereto, except as expressly provided in Section 3.8(c).  Without limiting the generality of the foregoing, each party hereto acknowledges and agrees that the amount on deposit at any time in the Synthetic L/C Deposit Account shall constitute “Collateral” under the Loan Documents and shall be available, subject to the terms of the Loan Documents, to satisfy any Obligation of any Loan Party under the Loan Documents to the extent that such amount exceeds the Synthetic Letter of Credit Outstandings.

(b)                                 Deposits in Synthetic L/C Deposit Account.

(1)                                  On the Closing Date, the Borrower shall deposit $200,000,000 of proceeds of Term Loans made on the Closing Date in the Synthetic L/C Deposit Account.

(2)                                  At any time after the Closing Date, the Borrower shall be permitted to deposit additional amounts in the Synthetic L/C Deposit Account to the extent amounts have been withdrawn from the Synthetic L/C Deposit Account pursuant to Section 3.8(c) (1) or (3) below, provided that after giving effect to any such deposit, the aggregate amount on deposit shall not exceed $200,000,000.

(c)                                  Withdrawals from and Closing of Synthetic L/C Deposit Account.  Amounts on deposit in the Synthetic L/C Deposit Account shall be withdrawn and distributed as follows:

(1)                                  on any date on which the Borrower fails to reimburse the Synthetic Issuing Lender for any payment made by the Synthetic Issuing Lender with respect to any Synthetic Letter of Credit, the Synthetic Issuing Lender shall withdraw from the Synthetic L/C Deposit Account an amount equal to the amount of such unreimbursed payment, in accordance with Section 3.10;

(2)                                  following the occurrence of an Event of Default, the Synthetic Issuing Lender shall permit the Administrative Agent to withdraw from the Synthetic L/C Deposit Account an amount equal to the amount by which the Synthetic L/C Deposit exceeds the Synthetic Letter of Credit Outstandings, pursuant to and to be applied in accordance with the Security Documents;

(3)                                  at any time prior to the Synthetic L/C Termination Date, upon three (3) Business Days’ prior written notice to the Synthetic Issuing Bank and so long as no Default or Event of Default has occurred and is continuing, the Borrower may withdraw a portion of the Synthetic L/C Deposit (including any accrued income on the Synthetic L/C Deposit) that is in excess of the Synthetic L/C Letter of Credit Outstandings; and

(4)                                  upon (A) the reduction or termination of the Synthetic L/C Deposit Amount to $0 and (B) the expiration or cancellation of all outstanding Synthetic Letters of Credit to the satisfaction of the Synthetic Issuing Lender, the Synthetic Issuing Lender shall permit the Borrower to withdraw all remaining amounts from the Synthetic L/C Deposit Account and shall close the Synthetic L/C Deposit Account.

The commitment of the Synthetic Issuing Lender shall never exceed the Synthetic L/C Deposit, after giving effect to outstanding Synthetic Letters of Credit, withdrawals and deposits.

(d)                                 Investment of Synthetic L/C Amount.  The Synthetic Issuing Lender shall invest, or cause to be invested, the amount on deposit in the Synthetic L/C Deposit Account in certain Cash Equivalents reasonably approved by the Borrower and the Synthetic Issuing Lender.  Any return on the Synthetic L/C Deposit shall accrue for the benefit of the Borrower.  The Borrower acknowledges and agrees that the return earned on the Synthetic L/C Deposit shall not in any way affect the Borrower’s obligations with respect to the Term Loans.

3.9.                              Synthetic L/C Deposit Fees and Other Charges.  (a)  The Borrower shall pay to the Synthetic Issuing Lender for its own account a fronting fee of 0.125% per annum on the undrawn and unexpired amount of each Synthetic Letter of Credit issued by the Synthetic Issuing Lender, payable quarterly in arrears on each Fee Payment Date after the issuance date.

(b)                                 In addition to the foregoing fee, the Borrower shall pay or reimburse the Synthetic Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Synthetic Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Synthetic Letter of Credit.

3.10.                        Synthetic L/C Reimbursement Obligations.  If any draft is paid under the Synthetic Letter of Credit, the Borrower shall reimburse the Synthetic Issuing Lender for the amount of (a) the draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Synthetic Issuing Lender in connection with such payment, not later than 12:00 Noon, New York City time, on the second Business Day following the Business Day on which the Borrower receives notice of such draft.  Each such payment shall be made to the Synthetic Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds.  Interest shall be payable on any such amounts from the date the relevant draft is paid until payment in full at the rate set forth in (x) until the Business Day next succeeding the date of the relevant draw notice, Section 2.14(b) and (y) thereafter, Section 2.14(c).  If the Borrower fails to reimburse the Synthetic Issuing Lender at the time and place and in the manner described above in this Section 3.10, the Synthetic Issuing Lender shall withdraw from the Synthetic L/C Deposit Account an amount equal to the amount of such unreimbursed payment.  Drawings under a Synthetic Letters of Credit shall be deemed to be reimbursed to the extent funds on deposit in the Synthetic L/C Deposit Account are withdrawn and applied thereto in accordance with Sections 3.8(c)(1).

3.11.                        Obligations Absolute.  The Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against any Issuing Lender, any beneficiary of a Letter of Credit or any other Person.  The Borrower also agrees with each Issuing Lender that such Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Sections 3.5 and 3.10 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee.  No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Issuing Lender.  The Borrower agrees that any action taken or omitted by any Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Borrower and shall not result in any liability of such Issuing Lender to the Borrower.

3.12.                        Letter of Credit Payments.  If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender that issued such Letter of Credit shall promptly notify the Borrower of the date and amount thereof.  The responsibility of each Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.13.                        Applications.  To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the relevant provisions of this Section 3, the provisions of this Section 3 shall apply.

SECTION 4.  REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

4.1.                              Organization; Power and Authority.  The Borrower and each Group Member (a) is duly organized, validly existing and in good standing under the laws of the state of its organization and (b) has all requisite corporate or limited liability company power and authority to own its property and assets, to lease the property it operates as lessee and to carry on its business as now conducted and as proposed to be conducted, and is qualified to do business, and is in good standing, in every jurisdiction where such qualification is required, except where the failure to have such power and authority and so to qualify would not reasonably be expected to result in a Material Adverse Effect.  Each Loan Party has the corporate or limited liability company power to execute, deliver and perform its obligations under each Loan Document to which it is a party, and each Loan Party has the corporate or limited liability company power to take all action necessary to consummate the transactions contemplated by the Loan Documents to which it is a party.

4.2.                              Due Authorization.  Each Loan Party has taken all necessary corporate or limited liability company action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement.  Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto.

4.3.                              Governmental Approval.  Except for (i) the Confirmation Order, (ii) the filings referred to in Section 4.15, (iii) such consents, authorizations, filings and notices which have been duly obtained or made and are in full force and effect or (iv) as would not reasonably be expected to have a Material Adverse Effect, no consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority is required in connection with the extensions of credit hereunder or with the execution, delivery, performance by any Loan Party of, or the validity or enforceability of, this Agreement or any of the Loan Documents (to which it is a party) or the conduct by any Loan Party of its business (as conducted on the date this representation is made or deemed made). The Borrower has delivered to the Administrative Agent a complete and correct copy of the Plan of Reorganization, the Confirmation Order and

Plan Secured Notes, if any, including any amendments, supplements or modifications with respect to any of the foregoing.

4.4.                              Binding and Enforceable. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5.                              No Violation.  The execution, delivery and performance by any Loan Party of this Agreement and the other Loan Documents to which it is a party, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate (i) its organizational documents or (ii) in any manner which has had or would reasonably be expected to have a Material Adverse Effect, any Requirement of Law or any Contractual Obligation of such Loan Party.

4.6.                              No Default.  No Default or Event of Default has occurred and is continuing, other than any Default or Event of Default which has been waived pursuant to Section 11.1.  As of the Closing Date, no Group Member is in default (and, for purposes of making this representation on any date after the Closing Date, has not been in default for more than 45 days) in any material respect under or with respect to any of its material Contractual Obligations (other than in respect of Debt) that, in the aggregate with other such defaults, would reasonably be expected to have a Material Adverse Effect.

4.7.                              Litigation.  No litigation, investigation, arbitration, or administrative proceeding is currently pending or, to the Borrower’s knowledge, threatened against it or any Restricted Subsidiary or against any of their respective properties or revenues (i) to restrain the entry by any Loan Party into, the enforcement of or exercise of any rights by the Lenders or the Administrative Agent under, or the performance or compliance by any Loan Party with any obligations under, the Loan Documents to which it is a party or (ii) which has had or would reasonably be expected to have a Material Adverse Effect.

4.8.                              Financial Condition.  The unaudited pro forma consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at December 31, 2004 and the related pro forma consolidated statement of income for the fiscal year then ended (including the notes thereto), copies of which have heretofore been delivered to the Lenders, present fairly the pro forma consolidated financial condition of the Borrower and its consolidated Subsidiaries as at said date and the pro forma consolidated results of its operations for said fiscal year in accordance with GAAP, excluding (i) the effects of “fresh start” accounting under SOP 90-7 and (ii) the issuance of securities and the incurrence of Debt pursuant to the Plan of Reorganization.  As of the Closing Date and except as would not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries will have any material debt or Guarantee Obligations, contingent liabilities or liabilities for taxes, or any long-term leases including any interest rate or foreign currency swap or exchange transaction, that are not reflected in the foregoing financial statements referred to in this Section 4.8, reflected in the disclosure statement for the Plan of Reorganization or otherwise expressly disclosed to the Administrative Agent prior to the Closing Date.

4.9.                              Material Adverse Change.  Since December 31, 2004, there has been no material adverse change in the financial condition, operations, business or Assets of the Borrower or its Subsidiaries, which would have a material adverse effect on the ability of the Borrower to pay when due amounts owed by it from time to time under this Agreement.

4.10.                        Investment Company Act; Public Utility Holding Company Act.  No Loan Party is an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.  Prior to the effectiveness of the repeal of the Public Utility Holding Company Act of 1935, as amended (“PUHCA”), no Loan Party is a “holding company” or a “subsidiary company” of a “holding company” as defined in PUHCA subject to any regulation under PUHCA restricting its ability to incur Debt or execute or perform its obligations under the Loan Documents to which it is a party.  No Loan Party is subject to any regulation under the Federal Power Act restricting its ability to incur Debt or execute or perform its obligations under the Loan Documents to which it is a party.

4.11.                        Environmental Matters.  There has been no matter with respect to environmental compliance which has had or would reasonably be expected to have a Material Adverse Effect.

4.12.                        Accuracy of Information, etc.  No statement or information contained in the Confidential Information Memorandum (other than projections and pro forma financial information) as of the date of the Confidential Information Memorandum or as of the Closing Date, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which such statements are made.  The projections and pro forma financial information contained in the Confidential Information Memorandum were prepared in good faith based upon estimates and assumptions believed by management of the Borrower to be reasonable at the time made, which are believed by management to remain reasonable as of the Closing Date, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

4.13.                        Employee Benefit Plans.  Each Plan is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder, except as would not result in a Material Adverse Effect.  No ERISA Event has occurred that, when taken together with all other such ERISA Events, would result in a Material Adverse Effect.

4.14.                        Tax Returns and Payments.  Each of the Borrower and its Restricted Subsidiaries has filed or caused to be filed with the appropriate taxing authorities, all Federal, state and other tax returns, statements, forms and reports for taxes (the “Returns”) that are required to be filed by or with respect to the income, property or operations of the Borrower and/or any of its Restricted Subsidiaries and has paid or caused to be paid, all taxes shown to be due and payable on said Returns (other than any the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books and records of the relevant entities), except where failure to take any such action is excused by the filing of the Chapter 11 Cases or would not reasonably be expected to have a Material Adverse Effect.

4.15.                        Security Documents.  (a)  The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof.  In the case of the Pledged Stock described in the Guarantee and Collateral Agreement, when stock certificates representing such Pledged Stock are delivered to the Administrative Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 4.15(a) in appropriate form are filed in the offices specified on Schedule 4.15(a), the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 8.3).

(b)                                 Each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 4.15(b), each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior in right to any other Person other than Liens permitted by Section 8.3 and those Persons claiming through exceptions shown on title.  Schedule 1.1B lists, as of the Closing Date, each parcel of owned real property and each leasehold interest in real property located in the United States and held by the Borrower or any of its Subsidiaries.

4.16.                        Ownership of Property.  Except as would not reasonably be expected to have a Material Adverse Effect, the Borrower and each Restricted Subsidiary has good and marketable title to, or a subsisting leasehold interest in or right to use, all material items of real and personal property necessary for its operations free and clear of all Liens, except as permitted by Section 8.3.

4.17.                        Labor Matters.  Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect, there are no strikes against or other work stoppages by employees of any Group Member pending.

4.18.                        Subsidiaries.  Schedule 4.18 sets forth as of the Closing Date the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party.  The shares of Capital Stock or other ownership interests so indicated on Schedule 4.18 are fully paid and non-assessable and are owned by such Loan Party, directly or indirectly, free and clear of all Liens (other than as permitted by Section 8.3).

SECTION 5.  CONDITIONS PRECEDENT

5.1.                              Conditions to Initial Extension of Credit.  The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a)                                  Credit Agreement; Guarantee and Collateral Agreement.  The Administrative Agent shall have received (i) this Agreement or, in the case of the Lenders, an Addendum, executed and delivered by the Administrative Agent, the Borrower and each Person listed on Schedule 1.1A, (ii) the Guarantee and Collateral Agreement, executed and delivered by the Borrower and each Subsidiary Guarantor and (iii) an Acknowledgement and Consent in the form attached to the Guarantee and Collateral Agreement, executed and delivered by each Issuer (as defined therein) that is a Subsidiary of the Borrower, if any, that is not a Loan Party.

In the event that any one or more Persons listed on Schedule 1.1A have not executed and delivered an Addendum on the date scheduled to be the Closing Date (each such Person being referred to herein as a “Non-Executing Person”), the condition referred to in clause (i) above shall nevertheless be deemed satisfied if on such date the Borrower and the Administrative Agent shall have designated one or more Persons (the “Designated Lenders”) to assume, in the aggregate, all of the Commitments that would have been held by the Non-Executing Persons (subject to each such Designated Lender’s consent and its execution and delivery of an Addendum).  Schedule 1.1A shall automatically be deemed to be amended to reflect the respective Commitments of the Designated Lenders and the omission of the Non-Executing Persons as Lenders hereunder.

(b)                                 Closing Certificate; Certified Certificate of Formation; Good Standing Certificates.  The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments, including the certificate of incorporation of each Loan Party that is a corporation certified by the relevant authority of the jurisdiction of organization of such Loan Party or the certificate of formation and limited liability company agreement of each Loan party that is a limited liability company, and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization (where available).

(c)                                  Legal Opinions.  The Administrative Agent shall have received the following executed legal opinions:

(i)                                     the legal opinion of White & Case LLP counsel to the Borrower and its Subsidiaries, substantially in the form of Exhibit F; and

(ii)                                  the legal opinion of local counsel in each of California, Texas, Michigan and Massachusetts and of such other special and local counsel as may be required by the Administrative Agent.

Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(d)                                 Representations and Warranties.  Each of the representation and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of the Closing Date.  No Default or Event of Default shall have occurred and be continuing on the Closing Date or after giving effect to the extensions of credit requested to be made on the Closing Date and the application of proceeds therefrom.

(e)                                  Fees.  The Lenders and the Administrative Agent shall have received all fees required to be paid, and all reasonable and documented expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), at least one (1) day prior to the Closing Date.  All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

(f)                                    Plan of Reorganization.  (i)  All conditions precedent to the confirmation of the Plan of Reorganization and the Effective Date (as defined and described in the Plan of Reorganization) in respect thereof shall have been met or waived (and the waiver thereof, if material and adverse to the Lenders, shall have been consented to by the Administrative Agent), (ii) each of the Effective Date and the substantial consummation of the Plan of Reorganization shall have occurred and the Plan of Reorganization, as confirmed by the Confirmation Order, shall be in full force and effect and (iii) the Arrangers shall have received a certificate, dated the Closing Date and signed by a financial officer of the Borrower, confirming compliance with this condition.  The Arrangers shall have received a certified copy of the Confirmation Order and, except as would not reasonably be expected to have a Material Adverse Effect, such Confirmation Order shall not have been reversed, modified, stayed or amended or be the subject of a pending appeal and at least ten (10) days shall have passed since the entry of the Confirmation Order.

(g)                                 Financial Statements.  The Lenders shall have received (i) audited financial statements of MAG for the 2002, 2003 and 2004 fiscal years, (ii) unaudited interim consolidated financial statements of MAG for each quarterly period ended after the latest fiscal year referred to in clause (i) above if such period ends on a date falling 60 days or more prior to the Closing Date or is otherwise available and such unaudited consolidated financial statements for the same period of the prior fiscal year and (iii) as soon as available to management, monthly financial data generated by MAG’s internal accounting systems for use by senior and financial management for each month ended after the latest fiscal quarter referred to in clause (ii) above

(h)                                 Pro Forma Balance Sheet.  The Lenders shall have received a pro forma condensed combined balance sheet of the Borrower and its Subsidiaries as at the date of the most recent consolidated balance sheet delivered pursuant to Section 5.1(g) and a pro forma condensed combined statement of operations for the year ended December 31, 2004, in each case adjusted to give effect to the consummation of the Plan of

Reorganization and the financings contemplated hereby as if such transactions, with respect to the pro forma balance sheet, had occurred on such date or with respect to the pro forma statements of operations, had occurred on the first day of the year ended December 31, 2004.

(i)                                     Environmental Assessment.  ENVIRON shall have delivered an original copy of its environmental report, dated September 2005 to the Administrative Agent, and such report shall be reasonably satisfactory to the Administrative Agent.

(j)                                     Restructuring of Debt.  The Administrative Agent shall have received evidence satisfactory to it that substantially all of the existing Debt of the Borrower and its Subsidiaries (other than Permitted Debt) shall have been repaid or restructured as expressly contemplated in the Plan of Reorganization or otherwise on terms satisfactory to the Administrative Agent.

(k)                                  Lien Searches.  The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where assets of the Loan Parties are located, and such search shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 8.3 or discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.

(l)                                     Pledged Stock; Stock Powers.  The Administrative Agent shall have received the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof.

(m)                               Filings, Registrations and Recordings.  Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 8.3), shall be in proper form for filing, registration or recordation.

(n)                                 Mortgages, etc.  The Administrative Agent shall have received a Mortgage with respect to each Mortgaged Property, executed and delivered by a duly authorized officer of each party thereto.  The Administrative Agent shall have received in respect of each Mortgaged Property a mortgagee’s title insurance policy (or policies), and each such policy shall (i) be in an amount satisfactory to the Administrative Agent, (ii) insure that the Mortgage insured thereby creates a valid first Lien on such Mortgaged Property free and clear of all Liens, defects and encumbrances, except for Liens permitted by Section 8.3 or exceptions shown on title, (iii) be in the form reasonably acceptable to the Administrative Agent, (iv) name the Administrative Agent for the benefit of the Lenders as the insured thereunder and (v) contain such endorsements and affirmative coverage as reasonably required by the Administrative Agent.

(o)                                 MIRMA.  The Lenders shall have received (i) certification from the Borrower that MIRMA is not prohibited from making distributions or dividends as of the Closing Date and, based upon financial projections of MIRMA and its Subsidiaries prepared in good faith and based upon estimates and assumptions that the Borrower believes to be reasonable at the time delivered, MIRMA is not projected to be prohibited from making distributions and dividends during the term of the Loans (unless such prohibition arises solely from the requirement under the Facility Lease Documents with respect to MIRMA and its Subsidiaries that MIRMA and its Subsidiaries deliver financial statements for the most recently completed fiscal year or fiscal quarter, as the case may be, and the date of determination is less than 90 or 60 days, as the case may be, from the end of such fiscal year or fiscal quarter) and (ii) reasonably detailed computations that demonstrate to the reasonable satisfaction of the Arrangers compliance with any restrictions on restricted payments applicable to MIRMA.

5.2.                              Conditions to Each Extension of Credit.  The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a)                                  Representations and Warranties.  Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents (other than those set forth in Sections 4.7, 4.9 and 4.12 of this Agreement) shall be true and correct in all material respects on and as of such date as if made on and as of such date.

(b)                                 No Default.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date and the application of proceeds therefrom.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6.  AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is due and owing to any Lender or the Administrative Agent hereunder:

6.1.                              Compliance with Law; Maintenance of Existence.  (a)  Each Loan Party and its Subsidiaries shall comply with all Requirements of Law (including Environmental Laws) applicable to such Loan Party and such Subsidiaries in the conduct of their respective businesses except to the extent that failure to comply therewith would not reasonably be expected to have a Material Adverse Effect; and (b) each Loan Party shall preserve, renew and keep in full force and effect its organizational existence except as otherwise permitted by Section 8.4.

6.2.                              Financial Statements.  The Borrower shall furnish to the Administrative Agent with copies for each Lender:

(a)                                  within the earlier of (x) ninety (90) days after the end of each fiscal year of the Borrower (beginning with the fiscal year ended December 31, 2005) and (y) five (5) Business Days of the date on which such financial statements are filed with the SEC (the Borrower shall be deemed to have delivered such financial statements if the Borrower provides written notice (which may be in electronic form) of the making or filing of any financial statements required in this clause (a) and the same are continuously available on “EDGAR,” the Electronic Data Gathering Analysis and Retrieval system of the SEC), a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, certified by KPMG or other independent certified public accountants of nationally recognized standing; and

(b)                                 within the earlier of (x) sixty (60) days after the end of each fiscal quarter (other than the last fiscal quarter) of each fiscal year of the Borrower (commencing with the fiscal quarter ending March 31, 2006) and (y) five (5) Business Days of the date on which such financial statements are filed with the SEC (the Borrower shall be deemed to have delivered such financial statements if the Borrower provides written notice (which may be in electronic form) of the making or filing of any financial statements required in this clause (b) and the same are continuously available on “EDGAR,” the Electronic Data Gathering Analysis and Retrieval system of the SEC), the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter, certified by a Responsible Officer as being prepared in accordance with GAAP (subject to normal year-end audit adjustments).

All such financial statements shall present fairly the financial condition of the Borrower and its consolidated Subsidiaries and shall be prepared in reasonable detail and in accordance with GAAP.

6.3.                              Certificates; Other Information.  The Borrower shall furnish to the Administrative Agent with copies for each Lender (or, in the case of clause (c), to such Lender or, in the case of clause (d) and (e), to the Administrative Agent):

(a)                                  concurrently with the delivery of any financial statements pursuant to Section 6.2, in the case of quarterly or annual financial statements, (i) a certificate of a Responsible Officer stating that each Loan Party during such period has complied with the terms of this Agreement and the other Loan Documents to which it is a party, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate (and if such certificate specifies any Default or Event of Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto) and (ii) a Compliance Certificate containing all information and calculations necessary for determining compliance by each Group Member with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be;

(b)                                 as soon as available, and in any event no later than sixty (60) days (or, in the case of the initial Projections delivered after the fiscal year ended December 31, 2005, ninety (90) days) after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year prepared on a quarterly basis (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto) (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are prepared in good faith based on estimates, information and assumptions that such Responsible Officer believes to be reasonable at the time they are prepared;

(c)                                  promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended (the “USA PATRIOT Act”);

(d)                                 as soon as reasonably practicable, such additional financial and other information relating to the then existing financial condition of the Borrower and its Restricted Subsidiaries as the Administrative Agent may from time to time reasonably request, subject to an agreed upon confidentiality provision or except where the disclosure of such information is prohibited by law or by regulatory requirement; and,

(e)                                  copies of compliance certificates in the form of Exhibit GG to the Participation Agreements constituting Facility Lease Documents required to be delivered thereunder, together with all information delivered pursuant to Exhibit Three to Exhibit F to the Plan of Reorganization that supports the calculations set forth in such compliance certificates, at the times such compliance certificates and information are required to be delivered under the Facility Lease Documents.

6.4.                              Notices.  Within five (5) Business Days of a Responsible Officer obtaining knowledge thereof, the Borrower shall give notice to the Administrative Agent and each Lender of:

(a)                                  the occurrence of any Default or Event of Default;

(b)                                 the occurrence of any ERISA Event that, alone or together with any other ERISA Event, would result in a Material Adverse Effect;

(c)                                  any change in the Borrower’s S&P Rating or Moody’s Rating; and

(d)                                 any litigation, investigation or proceeding affecting any Loan Party that may exist at any time that would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.4 (other than clause (c)) shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member or other Subsidiary of the Borrower proposes to take with respect thereto.

6.5.                              Inspection.  The Borrower shall permit the Administrative Agent or any other Lender or any agents or representatives thereof (at the expense of the Administrative Agent and/or such Lender unless an Event of Default has occurred and is continuing), to examine and make copies of and abstracts from records and books of, and visit the properties of, the Borrower to discuss the affairs, finances and accounts of the Borrower with any of its officers or directors and with its independent certified public accountants (in the presence of the Borrower) from time to time during normal business hours upon reasonable notice.  The Administrative Agent agrees to coordinate and consolidate visits pursuant to this Section 6.5 by Lenders and their agents and representatives (including the examination of books and records and the making of copies and abstracts of books and records) at mutually convenient times and in such a manner so as to cause minimum disruption to the operations of the Borrower and to minimize costs associated with such visits.

6.6.                              Maintenance of Property; Insurance.  The Borrower shall, and shall cause each Restricted Subsidiary to (a) keep all material property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted except (x) if in the good faith business judgment of the Borrower it is in its economic interest not to preserve and maintain such property or (y) the failure to do so would not reasonably be expected to have a Material Adverse Effect and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business to the extent available on commercially reasonable terms.

6.7.                              Subsequent Acquired Property; New Subsidiaries.  (a)  The Borrower shall with respect to any material property acquired after the Closing Date by any Loan Party (other than (x) any property described in paragraph (b), (c) or (d) below, (y) any property subject to a Lien expressly permitted by Section 8.3(c), (f) and (g), and in which and to the extent that the Administrative Agent is prohibited from taking a security interest by the terms of the agreement imposing such Lien and (z) property acquired by any Excluded Foreign Subsidiary) as to which the Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent; provided that the Borrower and its Subsidiaries shall not be required (A) to perfect the security interests in deposits and investment accounts by entering into separate lockbox or account control agreements; (B) to perfect any security interest in motor vehicles or (C) to perfect any security interests in any Collateral (other than Capital Stock of Subsidiaries) by possession except as otherwise agreed or required pursuant to the Loan Documents.

(b)                                 The Borrower shall with respect to any fee interest in any real property having a value (together with improvements thereof) of at least $25,000,000 (i) acquired after the Closing Date by the Borrower or any Subsidiary Guarantor or (ii) owned by any Subsidiary that becomes a Subsidiary Guarantor after the Closing Date (other than (x) any such real property subject to a Lien expressly permitted by Section 8.3 and (y) real property acquired by any Excluded Foreign Subsidiary), promptly (1) execute and deliver a first priority Mortgage, in favor of the Administrative Agent, for the benefit of the Lenders, covering such real property, which in the case of each of: (A) the Hydros (Rio, Mongap and Swingline Bridge) including Hillburn Generating Plant; (B) Lovett Generating Plant; and (C) Bowline Generating Plant (including West Haverstraw) shall be “capped” at $10,000,000 each, (2) if reasonably requested by the Administrative Agent, provide the Lenders with title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent; provided, however, that the Borrower shall be required to deliver title policies for the following properties only in the amount of $10,000,000 each:  (i) the Hydros (Rio, Mongap and Swinging Bridge), including Hillburn Generating Plant; (ii) Lovett Generating Plant; and (iii) Bowline Generating Plant (including West Haverstraw) and otherwise conforming to the requirements set forth in Section 5.1(n) and (3) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions related to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(c)                                  If any additional Subsidiary is formed or acquired after the Closing Date or any Subsidiary ceases to be an Unrestricted Subsidiary, the Borrower shall promptly notify the Administrative Agent thereof.  The Borrower shall with respect to any new Subsidiary (other than an Excluded Foreign Subsidiary or a new Subsidiary substantially all of the Assets and the Capital Stock of which are subject to Liens permitted by Section 8.3) created or acquired after the Closing Date by any Group Member (which, for the purposes of this paragraph (c), shall include (x) any existing Subsidiary that ceases to be an Excluded Foreign Subsidiary and (y) any existing Subsidiary that is no longer an Unrestricted Subsidiary), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any Group Member, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, and (iii) if such new Subsidiary is a Restricted Subsidiary (other than any new Subsidiary of MIRMA, MET, or New MAEM Holdco, LLC), cause such new Restricted Subsidiary (A) to become a party to the Guarantee and Collateral Agreement as a Subsidiary Guarantor, (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Restricted Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit C, with appropriate insertions and attachments.

(d)                                 With respect to any new Excluded Foreign Subsidiary created or acquired after the Closing Date by any Group Member (other than by any Group Member that is an Excluded Foreign Subsidiary), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any such Group Member (provided that in no event shall more than 66% of the total outstanding voting Capital Stock of any such new Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(e)                                  The Borrower shall promptly (i) notify the Administrative Agent in writing of the designation of any Subsidiary as an “Unrestricted Subsidiary” and (ii) deliver to the Administrative Agent a certificate signed by a Responsible Officer certifying that such designation complied with the conditions set forth in the definition of “Unrestricted Subsidiary”.

6.8.                              Collateral Information.  The Borrower shall, and shall cause each Restricted Subsidiary to, furnish to the Administrative Agent prompt written notice of any change (i) in any Loan Party’s corporate name, (ii) in the jurisdiction of organization or formation or the location of the chief executive office or sole place of business or principal residence of any Loan Party from that referred to in Section 4.2 of the Guarantee and Collateral Agreement, or (iii) in any Loan Party’s Federal Taxpayer Identification Number. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all of the Collateral.

6.9.                              Further Assurances.  The Borrower shall, and shall cause each Restricted Subsidiary to, execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements, mortgages and deeds of trust and delivering to the Administrative Agent certificates representing securities pledged under the Security Documents) that may be required under applicable law, or that the Majority Lenders or the Administrative Agent may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Security Documents.

6.10.                        Use of Proceeds. The Borrower shall deposit $200,000,000 of the proceeds of the Term Loans made on the Closing Date in the Synthetic L/C Deposit Account in accordance with Section 3.8(b).  The remaining proceeds of the Loans and the Letters of Credit shall be used for general corporate purposes.  No part of the proceeds of any Loans or other extension of credit under this Agreement, shall be used for any purpose that violates the provisions of Regulation U of the Board.  If requested by any Lender or the Administrative

Agent, the Borrower shall furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

SECTION 7.  FINANCIAL COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is due and owing to any Lender or the Administrative Agent hereunder:

7.1.                              Interest Coverage Ratio.  The Borrower shall not permit the Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower (including the fourth fiscal quarter) (or, if less than four fiscal quarters have ended since the Closing Date, the number of full fiscal quarters commencing with the fiscal quarter ending March 31, 2006) to be less than 2.0 to 1.0.

7.2.                              Leverage Ratio.  The Borrower shall not permit the Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower (including the fourth fiscal quarter) to exceed 6.0 to 1.0 (or, if less than four fiscal quarters have ended since the Closing Date, EBITDA for the relevant period shall be deemed to equal EBITDA for the one, two or three immediately preceding completed fiscal quarters commencing with the fiscal quarter ending March 31, 2006, multiplied by 4, 2 and 4/3 respectively).

7.3.                              Capital Expenditures.  The Borrower shall not, and shall not permit any Restricted Subsidiary to, make Capital Expenditures during any fiscal year of the Borrower (not including any amount of (i) Environmental Capital Expenditures and other Capital Expenditures made to comply with Requirements of Law, (ii) Capital Expenditures incurred under long-term service agreements or (iii) without duplication, Capital Expenditures financed with Debt referred to in clauses (iv) and (v) of the definition of Permitted Debt or from Net Cash Proceeds from Asset Sales, Recovery Events or from the proceeds of equity contributions or Affiliate Subordinated Debt) exceeding $200,000,000 in the aggregate for the Borrower and its Restricted Subsidiaries; provided, that (a) any such amount referred to above, if not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next succeeding fiscal year, and (b) the Borrower shall be permitted to increase the permitted amount of Capital Expenditures in any fiscal year by reducing such permitted amount with respect to the next succeeding fiscal year by an amount equal to such increase.  For purposes of determining any carry-over amount pursuant to clause (a) of the proviso above, Capital Expenditures made pursuant to this Section during any fiscal year shall be deemed made first, in respect of amounts permitted for such fiscal year as provided above and second, in respect of amounts carried over from the prior fiscal year pursuant to such clause (a).

7.4.                              Notwithstanding any financial covenant set forth above in Sections 7.1, 7.2 and 7.3 in this Section 7, if the Borrower’s Moody’s Rating is not less than Baa3 and the Borrower’s S&P rating is not less than BBB- , in each case with a stable or better outlook, such financial covenants shall be deemed replaced with the following for so long as such ratings are maintained (without regard to outlook):

(a)                                  Capitalization Ratio.  The Borrower shall not permit the ratio of (i) Consolidated Total Debt to (ii) Consolidated Capitalization for any period of four consecutive fiscal quarters of the Borrower (including the fourth fiscal quarter) to be greater than 0.65 to 1.0; and

(b)                                 Interest Coverage Ratio.  The Borrower shall not permit the Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower (including the fourth fiscal quarter) to be less than 2.5 to 1.0.

SECTION 8.  NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is due and owing to any Lender or the Administrative Agent hereunder (provided that if the Borrower’s Moody’s Rating is not less than Baa3 and the Borrower’s S&P Rating is not less than BBB-, in each case with a stable or better outlook, Section 8.1, 8.2, 8.5 and 8.6 below shall not be effective so long as such ratings are maintained (without regard to outlook)):

8.1.                              Debt.  The Borrower shall not, and shall not permit any Restricted Subsidiary to, create, issue, incur, assume, become liable in respect of or suffer to exist any Debt, except Permitted Debt; unless, in the case of the Borrower or any Subsidiary Guarantor only, at the end of the fiscal quarter (including the fourth fiscal quarter) of the Borrower for which financial statements have been delivered to the Administrative Agent immediately preceding the date on which such Debt is incurred, the Leverage Ratio was less than 4.0 to 1.0, calculated, in the case of EBITDA, on a rolling four fiscal quarter basis ending on the last day of such fiscal quarter and giving pro forma effect to the incurrence of such Debt as of the first date of such period (or, if at such time less than four fiscal quarters have ended since the Closing Date, EBITDA shall be calculated as EBITDA for one, two or three immediately preceding completed fiscal quarters commencing with the fiscal quarter ending March 31, 2006, multiplied by 4, 2 and 4/3 respectively).

8.2.                              Restricted Payments.  The Borrower shall not, and shall not permit any Restricted Subsidiary, to (i) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of Capital Stock of the Borrower or such Restricted Subsidiary, (ii) make any payments with respect to Affiliate Subordinated Debt or make any redemption or repurchase of any Affiliate Subordinated Debt or (iii) purchase, redeem or otherwise acquire for value any shares of any class of Capital Stock of the Borrower or Restricted Subsidiary or any warrants, rights or options to acquire any such shares, now or hereafter outstanding, or reduce its capital (each, a “Restricted Payment”); provided, however, that the Borrower may, and may permit its Restricted Subsidiaries to (w) declare and pay dividends and other distributions within five (5) Business Days of the Closing Date, as contemplated by the Plan of Reorganization, in an amount not to exceed $250,000,000, (x) declare and make any dividend payment or other distribution payable in Common Stock of the Borrower, (y) with respect to any Restricted Subsidiary, declare and make any dividend payment or other distribution (A) payable to the Borrower or any Restricted Subsidiary, or (B) where the Borrower or the Restricted Subsidiary which owns the Capital Stock in the payor receives at least its proportionate share thereof (after giving effect to the relative rights and preferences of the various classes of Capital Stock of such payor), and (z) with respect to the Borrower, if there is no Default or Event of Default and none would result therefrom, take action specified in clause (i), (ii) and (iii) above (I) if, at the end of the fiscal quarter (including the fourth fiscal quarter) of the Borrower for which financial statements have been delivered to the Administrative Agent, most recently preceding the date on which the Borrower takes such action, the Interest Coverage Ratio was at least 3.0 to 1.0, calculated on a rolling four fiscal quarter basis ending on the date of such financial statements and with effect from the date of such delivery of such financial statements (or, if at such time less than four fiscal quarters have ended since the Closing Date, the immediately preceding fiscal quarters commencing with the fiscal quarter ending March 31, 2006), and the aggregate amount of payments made under this clause (z) of this Section 8.2 since the Closing Date (including the contemplated Restricted Payment and under clause (II) of this Section 8.2) is less than the sum of (a) 100% of cash on hand on the Closing Date (after giving effect to all cash payments and distributions made or to be made pursuant to the Plan of Reorganization) plus (b) 100% of Free Cash Flow since the Closing Date (less any amounts of Free Cash Flow applied to prepay the Term Loans as required under Section 2.11) and (II) in an amount equal to the amount of interest payable by MAG with respect to the MAG Senior Notes within five (5) Business Days of such distribution or dividend.

8.3.                              Liens.  The Borrower shall not, and shall not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a)                                  Liens arising solely by operation of law or by order of a court or tribunal or other Governmental Authority (or by an agreement of similar effect);

(b)                                 Liens arising in the ordinary course of business or operations, in respect of overdue amounts which either (A) have not been overdue for more than thirty (30) days or (B) are being contested in good faith;

(c)                                  Liens securing Permitted Debt as contemplated by the definition thereof;

(d)                                 Liens arising out of title retention or like provisions in relation to the acquisition of goods or equipment acquired in the ordinary course of business or operations and relating only to such goods or equipment;

(e)                                  Liens on deposits to secure, or any Lien otherwise securing, the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety bonds, appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(f)                                    Liens created or arising over any Asset which is acquired, constructed or created by the Borrower or a Restricted Subsidiary, but only if (x) such Lien secures only principal amounts (not exceeding the cost of such acquisition, construction or creation) of Debt incurred for the purposes of such acquisition, construction or creation, together with any costs, expenses, interest and fees incurred in relation thereto or a guarantee given in respect thereof, (y) such Lien is created or arises on or before ninety (90) days after the completion of such acquisition, construction or creation and (z) such Lien is confined solely to the property so acquired, constructed or created;

(g)                                 Liens (x) outstanding on or over any Asset acquired after the date hereof, (y) in existence at the date of such acquisition and (z) where the Borrower does not take any step to increase the principal amount secured thereby from that so secured and outstanding at the time of such acquisition (other than in the case of Liens for a fluctuating balance facility, by way of utilization of that facility within the limits applicable thereto at the time of acquisition);

(h)                                 Liens constituted by a right of set off or rights over a margin call account or any form of cash collateral and letters of credit or any similar arrangement for obligations incurred in respect of any agreement for the sale of, or the hedging or management of risks with respect to, electric energy or capacity, commodities, currency or interest rates, which arrangement was entered into on arm’s-length, commercial terms;

(i)                                     (x) Liens in favor of counterparties to any PPA or FSA (other than Affiliates of the Borrower) that are junior to the Liens created by the Security Documents pursuant to an agreement in the form of Exhibit I or otherwise on terms reasonably satisfactory to the Administrative Agent; (y) Step-In Rights; and (z) Liens in favor of counterparties to any PPA or FSA (other than Affiliates of the Borrower) that are pari passu with the Liens securing the Obligations and are granted solely to secure the obligations of the Borrower or any Restricted Subsidiary under such PPA or FSA, which in the aggregate for the Borrower and its Restricted Subsidiaries do not exceed at any time outstanding $100,000,000, provided that (1) the Lien is limited to the Assets of the Borrower or Restricted Subsidiary specific to its performance under the PPA or FSA, as the case may be, secured by such Assets and (2) the obligations secured by each such Lien are structured so that the counterparty’s credit exposure and actual or projected mark-to market exposure to the Borrower or Restricted Subsidiary, as the case may be, is positively correlated with power prices;

(j)                                     Liens in favor of a plaintiff or defendant in any action before a court or tribunal as security for costs or expenses where such action is being prosecuted or defended in the bona fide interest of the Borrower;

(k)                                  Liens described in any of clauses (d) through (g) above or clauses (l) and (m) below which are renewed or extended upon the renewal or extension or refinancing or replacement of the Debt secured thereby, provided that there is no increase in the principal amount of the Debt secured thereby over the principal, capital or nominal amount thereof (plus any accrued interest and prepayment premium) outstanding immediately prior to such refinancing;

(l)                                     Liens existing on the date hereof and listed on Schedule 8.3(l),  provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of the obligations secured thereby is not increased;

(m)                               Liens on the property of a Person existing at the time such Person is merged into or consolidated with, or acquired by, the Borrower or a Restricted Subsidiary thereof and not incurred in contemplation with such merger, consolidation or acquisition;

(n)                                 Liens created pursuant to the Security Documents;

(o)                                 pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(p)                                 Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books and records of the Borrower or its Restricted Subsidiaries, as the case may be, in conformity with GAAP;

(q)                                 Liens securing Debt or other obligations not exceeding $50,000,000 at any one time outstanding;

(r)                                    any interest or title of a lessor under any lease entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased; and

(s)                                  any interest or title of a lessor whether by statute, common-law or by virtue of a lease entered into by the Borrower or any Subsidiary in the ordinary course of its business and covering the property of the Borrower or any such Subsidiary located in, at or on the leased premises.

8.4.                              Mergers.  The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a)                                  any Loan Party may merge, consolidate or amalgamate with, or dispose of all or substantially all of its property or business to, another Loan Party or any Person which, immediately following such transaction, shall be a Loan Party;

(b)                                 any Restricted Subsidiary (other than a Subsidiary Guarantor) may merge, consolidate or amalgamate with, or dispose of all or substantially all of its property or business to, the Borrower or any other Restricted Subsidiary;

(c)                                  any Loan Party may dispose of all or substantially all of its property or business in a transaction which does not violate Section 8.5; and

(d)                                 any Restricted Subsidiary may liquidate, wind-up or dissolve itself into another Restricted Subsidiary or the Borrower.

8.5.                              Asset Sales.  The Borrower will not, and will not permit any Restricted Subsidiary to, conduct any Asset Sale other than the sale or disposition of Assets for which 75% of the consideration received (excluding any Debt of any such Restricted Subsidiary assumed in connection with any such sale or Disposition) is in cash (which, for purposes of this Section 8.5, shall include liabilities, securities, notes or other obligations received by the Borrower or any Restricted Subsidiary that are convertible into cash (and are so converted within 180 days after the completion of the Asset Sale) and certain replacement and other capital assets and operating assets received by the Borrower or any Restricted Subsidiary); provided that prior to the execution of a legally binding agreement to consummate (A) any Asset Sale which shall relate to Assets with a fair market value in excess of $150,000,000 or (B) if the fair market value of all Assets sold, transferred, leased or disposed of pursuant to this paragraph shall exceed $150,000,000 in any fiscal year, each Asset Sale thereafter during such fiscal year, the Borrower shall have received written confirmation from each of S&P and Moody’s that the credit ratings assigned by such entities to the Loans shall be no lower than such ratings assigned by S&P and Moody’s, as the case may be, to the Loans immediately prior to the time that S&P and Moody’s, as the case may be, shall have become aware of such proposed Asset Sale, the use of the proceeds thereof and all transactions related thereto, in each case after giving effect to such Asset Sale, the use of the proceeds thereof and all transactions related thereto.

8.6.                              Investments.  The Borrower will not, and will not permit any Restricted Subsidiary to, make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, any Person (all of the foregoing, “Investments”), except:

(a)                                  extensions of trade credit in the ordinary course of business;

(b)                                 Investments in cash and Cash Equivalents;

(c)                                  Guarantee Obligations of Permitted Debt;

(d)                                 loans and advances to employees of the Borrower or any Subsidiary in the ordinary course of business (including for travel, entertainment and relocation expenses);

(e)                                  Investments in Assets useful in the business of the Borrower and its Restricted Subsidiaries made by the Borrower or any of its Restricted Subsidiaries with the Net Cash Proceeds of any Recovery Event or Asset Sale;

(f)                                    Investments which constitute proceeds of any permitted Disposition;

(g)                                 Investments by the Borrower or any Restricted Subsidiary in the Borrower, any Subsidiary Guarantor, MET or MIRMA; provided, that such Investment made in MET or MIRMA pursuant to this clause (g) shall not take the form of a contribution of Assets, other than cash or Capital Stock of any Person;

(h)                                 any acquisition of Assets or Capital Stock solely in exchange for the issuance of equity interests (other than Disqualified Stock) of the Borrower;

(i)                                     Investments represented by obligations under Hedging Arrangements;

(j)                                     any Investment in a Person, if as a result of such Investment, such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary of the Borrower or will immediately following such Investment be a Restricted Subsidiary; provided that the Borrower and its Restricted Subsidiaries shall maintain minimum liquidity (defined as availability under this Agreement plus cash and Cash Equivalents of the Loan Parties on hand not subject to any Lien (other than the Lien created under the Security Documents) and cash and Cash Equivalents of the Borrower’s Restricted Subsidiaries which are not Loan Parties that are then distributable to a Loan Party) of at least $250,000,000 on a pro forma basis after giving effect to the consummation of such Investment and any permitted financing thereof;

(k)                                  any Investments received (i) in compromise or resolution of obligations of trade creditors or customers that were incurred in the ordinary course of business of the Borrower or any of its Restricted Subsidiaries, including (A) obligations of financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and (B) pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, (ii) in compromise or resolution of litigation, arbitration or other disputes, or (iii) on account of any claim against, or an interest in, any other Person (A) acquired in good faith in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of such other Person or (B) as a result of a bona fide foreclosure by the Borrower or any of its Restricted Subsidiaries with respect to any claim against any other Person;

(l)                                     any Investment existing or committed to on the date hereof and listed on Schedule 8.6(l);

(m)                               Investments in the form of, or pursuant to, working interests, royalty interests, mineral leases, processing agreements, farm-out agreements, contracts for the sale, transportation or exchange of oil and natural gas, unitization agreements, pooling agreements, area of mutual interest agreements, production sharing agreements or other similar or customary agreements, transactions, properties, interests or arrangements, and Investments and expenditures in connection therewith or pursuant thereto, in each case, made or entered into in the ordinary course of business; and

(n)                                 in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Restricted Subsidiaries in an aggregate amount (valued at cost) not to exceed $75,000,000 at any time outstanding.

8.7.                              Transactions with Affiliates.  The Borrower shall not, and shall not permit any Restricted Subsidiary to, enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Restricted Subsidiary) unless such transaction is (a) otherwise permitted under this Agreement, and (b) is either (w) pursuant to agreements set forth in Schedule 8.7, as such agreements may be amended, modified, supplemented, extended or renewed, provided that any future amendment, modification, supplement, extension or renewal of any such agreement entered into after the Closing Date will be permitted to the extent that its terms are not more disadvantageous in any material respect to the Lenders than the terms of such agreement in effect on the Closing Date, (x) upon fair and reasonable terms no less favorable to the Borrower or such Restricted Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate, (y) structured as a commercially reasonable and fair allocation of costs, including corporate overhead costs, or (z) is disclosed in the Plan of Reorganization.

8.8.                              Sales and Leasebacks.  The Borrower shall not, and shall not permit any Restricted Subsidiary to, enter into any arrangement with any Person providing for the leasing by the Borrower or any Restricted Subsidiary of real or personal property that has been or is to be sold or transferred by the Borrower or such Restricted Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Restricted Subsidiary except to the extent that the sale of the relevant property is permitted under Section 8.5 and such lease, if treated as a Lien and Debt, does not violate Sections 8.1 or 8.3.

8.9.                              Changes in Fiscal Periods.  The Borrower shall not change its fiscal year to end on a day other than December 31 or change its method of determining fiscal quarters.

SECTION 9.  EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a)                                  the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five (5) Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)                                 (i)  any Loan Party shall default in the observance or performance of any agreement contained in Section 6.4(a), 7 or 8 of this Agreement (other than Section 8.3) or (ii) any Loan Party shall default in the observance or performance of any agreement contained in Section 8.3, and such default shall continue unremedied for a period of 15 days after written notice to the Borrower from the Administrative Agent or the Majority Lenders; or

(c)                                  any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or in any certificate, document or financial or other statement delivered or required to be delivered pursuant hereto or thereto shall prove to have been inaccurate in any material respect on or as of the date made or deemed made and in the case of any representation or warranty made in any such certificate, document or financial or other statement that does not refer to or incorporate by reference any of the representations or warranties otherwise made or deemed made in any Loan Document, such inaccuracy could reasonably be expected to have a Material Adverse Effect; or

(d)                                 any Loan Party shall default in the observance or performance in any material respect of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after written notice to the Borrower from the Administrative Agent or the Majority Lenders; or

(e)                                  The Borrower, any of its Restricted Subsidiaries or New Mirant (subject in the case of New Mirant to there being outstanding more than $100,000,000 of unfunded MAI Series A Preferred Shares and MAI Series B Preferred Shares in the aggregate) shall fail to pay any principal of or premium or interest on any Debt of such entity that is outstanding in a principal or notional amount equal to or in excess of $50,000,000, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under the agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate the maturity of such Debt by reason of default; or

(f)                                    Any judgment or order for the payment of money in excess of $50,000,000 shall be rendered against the Borrower or any of its material Restricted Subsidiaries and there shall be any period of sixty (60) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(g)                                 The Borrower, any of its material Restricted Subsidiaries or New Mirant (subject in the case of New Mirant to there being outstanding more than $100,000,000 of unfunded MAI Series A Preferred Shares and MAI Series B Preferred Shares in the aggregate) (each a “Designated Party”) shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code (as now or hereafter in effect) or any similar law of any applicable jurisdiction, (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, or (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code or any similar law of any applicable jurisdiction; or a proceeding or case shall be commenced, without the application or consent of such Designated Party, in any court of competent jurisdiction, seeking (x) its liquidation, reorganization, dissolution or winding up, or the composition or readjustment of its debts, (y) the appointment of a trustee, receiver, custodian, liquidator or the like of such Designated Party or of all or any substantial part of its assets, or (z) similar relief in respect of such Designated Party under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue unstayed and in effect for a period of sixty (60) or more days; or

(h)                                 Except with the prior written consent of the Majority Lenders, the MAI Series A Preferred Shares or the MAI Series B Preferred Shares cease to be enforceable or rights of the holders thereof are amended or waived; or

(i)                                     The Borrower ceases to be Controlled, directly or indirectly, by New Mirant; or

(j)                                     (i) Any Security Document shall for any reason be asserted in writing by the Borrower or any material Subsidiary Guarantor not to be a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Security Document and to extend to assets that are material to the Borrower and its Subsidiaries on a consolidated basis shall cease to be, or shall be asserted in writing by the Borrower or any other Loan Party not to be, a valid and perfected security interest (having the priority required by this Agreement or the relevant Security Document) in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Security Documents and except to the extent that such loss is covered by a lender’s title insurance policy and the Administrative Agent shall be reasonably satisfied with the credit of such insurer; or (iii) any intercreditor agreement in respect of second-lien or subordinated indebtedness shall for any reason be asserted in writing by the Borrower or any material Subsidiary Guarantor not to be a legal, valid and binding obligation of any party thereto or shall otherwise cease to be enforceable; or

(k)                                  the guarantee contained in Section 2 of the Guarantee and Collateral Agreement of any Subsidiary Guarantor that holds material Assets shall cease, for any reason, to be in full force and effect or any Loan Party shall so assert in writing; or

(l)                                     An ERISA Event shall occur and be continuing that, when taken together with all other such ERISA Events, would result in a Material Adverse Effect; or

(m)                               The Facility Leases shall have been terminated pursuant to Section 18.1(b) of the Facility Lease (as defined in the Facility Lease Documents).

then, and in any such event, (A) if such event is an Event of Default specified in clause (i), (ii), (iii) or (iv) of paragraph (g) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of Revolving L/C Obligations, whether or not the beneficiaries of the then outstanding Revolving Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken:  (i) with the consent of the Majority Lenders, the Administrative Agent may, or upon the request of the Majority Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Majority Lenders, the Administrative Agent may, or upon the request of the Majority Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of Revolving L/C Obligations, whether or not the beneficiaries of the then outstanding Revolving Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable.  With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit.  Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents.  After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto).  Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

SECTION 10.  THE AGENTS

10.1.                        Appointment.  Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.   Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

10.2.                        Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

10.3.                        Exculpatory Provisions.  Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder.  The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

10.4.                        Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Majority Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

10.5.                        Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Majority Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

10.6.                        Non-Reliance on Agents and Other Lenders.  Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender.  Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

10.7.                        Indemnification.  The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct.  The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

10.8.                        Agent in Its Individual Capacity.  Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent.  With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

10.9.                        Successor Administrative Agent.  The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrower.  If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other

Loan Documents, then the Majority Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 9(a) or Section 9(g) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans.  If no successor agent has accepted appointment as Administrative Agent by the date that is ten (10) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Majority Lenders appoint a successor agent as provided for above.  After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

10.10.                  Co- Syndication Agents.  None of the Co-Syndication Agents shall have any duties or responsibilities hereunder in its capacity as such.

10.11.                  Intercreditor Agreements.  Each Lender hereby agrees that the Administrative Agent may enter into any Intercreditor Agreement pursuant to the terms hereof on its behalf and agrees to be bound by the terms thereof and, in the case of any Intercreditor Agreement relating to Permitted Pari Passu Debt, consents and agrees to the appoint of JPMCB on its behalf as collateral agent thereunder.  In addition, the Lenders hereby agree that pursuant to any Intercreditor Agreement entered into substantially in the forms attached as Exhibits I or K, the Administrative Agent may designate any addition Security Document hereunder as an “Addition Existing Facilities Security Document” and/or a “First Priority Security Document” or similar term, as the case may be, thereunder.

SECTION 11.  MISCELLANEOUS

11.1.                        Amendments and Waivers.  Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.1.  The Majority Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Majority Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Majority Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with any reduction in the post-default rate of interest set forth in Section 2.14(c); (y) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Majority Facility Lenders of each adversely affected Facility); and (z) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment, or otherwise change the time, place or the currency of payments to be made on the Loans, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 11.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Majority Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; (iv) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility; (v) amend, modify or waive any provision of Section 2.17 without the written consent of each Lender adversely affected thereby; (vi) amend, modify or waive any provision of Section 10 without the written consent of the Administrative Agent; (vii) amend, modify or waive any provision of Section 2.6 or 2.7 without the written consent of the Swingline Lender; or (viii) amend, modify or waive any provision of Section 3 without the written consent of each Issuing Lender.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans.  In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Majority Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement (each, an “Incremental Facility”) and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Majority Lenders and Majority Facility Lenders, provided that no consent of the Majority Lenders or Administrative Agent (except as provided in clause (iv) below) shall be required if (i) such Incremental Facility constitutes Permitted Pari Passu Debt hereunder, (ii) no Default or Event of Default has occurred and is continuing or would result after giving effect to the making of Loans under such Incremental Facility, (iii) the Applicable Margin for such Loans shall not be greater than the Applicable Margin then in effect for the comparable Loans hereunder by more than 0.25% and, other than with respect to such pricing term, such Loans shall otherwise be on the same terms and conditions as those applicable to the Loans and (iv) any bank, financial institution or other entity that becomes a Lender under such Incremental Facility shall be subject to the consent of the Administrative Agent.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing, replacement or modification of all outstanding Term Loans (“Refinanced Term Loans”) with a replacement “B” term loan tranche hereunder (“Replacement Term Loans”), provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Refinanced Term Loans and (c) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing.

If, in connection with any proposed amendment, waiver or consent pursuant to Section 11.1  hereof requiring the consent of all Lenders, the consent of Majority Lenders is obtained but the consent of all Lenders whose consent if required is not obtained (any Lender withholding consent being referred to as a “Non-Consenting Lender”), then, upon written notice to any Non-Consenting Lender and the Administrative Agent, the Borrower shall be permitted, at its sole expense, to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign and delegate, without recourse, all of its rights and obligations under this Agreement and the other Loan Documents to a replacement financial institution that shall assume such obligations (which replacement financial institution may be another Lender, if such Lender accepts such assignment); provided, that (i) the Administrative Agent and, in the case of any assignment of a Lender’s Revolving Commitment, each Revolving Issuing Lender shall have consented to such replacement financial institution (such consent not to be unreasonably withheld), (ii) the Non-Consenting Lender shall be obligated to make such replacement in accordance with the provisions of Section 11.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (iii) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement in accordance with Section 11.6, and (iv) the Borrower shall be liable to such Non-Consenting Lender under Section 2.20 if any Eurodollar Loan owing to such Non-Consenting Lender shall be purchased other than on the last day of the Interest Period relating thereto.

11.2.                        Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower, the Administrative Agent and the Issuing Lenders identified below, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:	Mirant North America, LLC 1155 Perimeter Center West, Suite 100 Atlanta, GA 30338
Attention: William Holden
Telecopy: (678) 579-7634
Telephone: (678) 579-7728

With a copy to: Steve Nickerson
Telecopy: (678) 579-5951
Telephone: (678) 579-6440

Administrative Agent:	JP Morgan Chase Bank, N.A.
1111 Fannin Street, Floor 10
Houston, Texas 77002
Attention: Loan and Agency Services
Telecopy: (713) 427-6307
Telephone: (713) 750-2377

JPMCB, as an Issuing Lender	JPMorgan Chase Bank, N.A.
10420 Highland Manner Drive
BL 2, Floor 4
Tampa, Florida 33610
Attention: Standby Letter of Credit
Telecopy: (813) 432-5161
Telephone: (813) 432-6339

DBTCA, as an Issuing Lender	Deutsche Bank Trust Company
Americas
60 Wall Street
38th Floor
New York, NY 10005
Attention: Standby Letter of Credit
Unit
Telecopy: (212) 250-1014
Telephone: (212) 797-0403

provided that any notice, request or demand to or upon the Administrative Agent, any Issuing Lender or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

11.3.                        No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4.                        Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

11.5.                        Payment of Expenses and Taxes.  The Borrower agrees (a) to pay or reimburse the Administrative Agent (i) for all its out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate and (ii) for all of its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel to the Administrative Agent, (b) to pay or reimburse each Lender for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, in each case, during the continuance of an Event of Default, including the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender, (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and the Administrative Agent and their respective officers, directors, trustees, employees, affiliates, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower or any of its Subsidiaries or any real property currently or formerly owned, leased, operated or otherwise used (including properties to which wastes or other materials were sent for treatment, storage or disposal) by the

Borrower or any of its Subsidiaries or any of their predecessors and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee.  Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee.

Promptly after receipt by an Indemnitee of notice of the commencement of any claim, litigation, investigation, responding to or proceedings against it relating to any Indemnified Liability (“Proceedings”), such Indemnitee will, if a claim is to be made hereunder against the Borrower in respect thereof, notify the Borrower in writing of the commencement thereof; provided, however, that (i) the omission so to notify the Borrower will not relieve it from any liability that it may have hereunder except to the extent it has been materially prejudiced by such failure and (ii) the omission so to notify the Borrower will not relieve the Borrower from any liability that it may have to an Indemnitee otherwise than on account hereof.  Thereafter, the Indemnitee and the Borrower shall consult, to the extent appropriate, with a view to minimizing the cost to the Borrower of the obligations under this Section 11.5.  In case any such Proceedings are brought against any Indemnitee and it notifies the Borrower of the commencement thereof, the Borrower will be entitled to participate therein, and, to the extent that it may elect by written notice delivered to such Indemnitee, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnitee, provided that if the defendants in any such Proceedings include both such Indemnitee and the Borrower and such Indemnitee shall have concluded that there may be legal defenses available to it that are different from or additional to those available to the Borrower, such Indemnitee shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such Proceedings on behalf of such Indemnitee.  Upon receipt of notice from the Borrower to such Indemnitee of its election so to assume the defense of such Proceedings and approval by such Indemnitee of counsel, the Borrower shall not be liable to such Indemnitee for expenses incurred by such Indemnitee in connection with the defense thereof (other than reasonable costs of investigation) unless (i) such Indemnitee shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the immediately preceding sentence (it being understood, however, that the Borrower shall not be liable for the expenses of more than one separate counsel representing the Indemnitees who are parties to such Proceedings), (ii) the Borrower shall not have employed counsel reasonably satisfactory to such Indemnitee to represent such Indemnitee within a reasonable time after notice of commencement of the Proceedings or (iii) the Borrower shall have authorized in writing the employment of counsel for such Indemnitee.

The Borrower shall not be liable for any settlement of any Proceedings effected without its written consent (which consent shall not be unreasonably withheld).  If any settlement of any Proceeding is consummated with the written consent of the Borrower or if there is a final judgment for the plaintiff in any such Proceedings, the Borrower agrees to indemnify and hold harmless each Indemnitee from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the provisions of this Section 11.5(d).  Notwithstanding anything in this Section 11.5(d) to the contrary, if at any time an Indemnitee shall have requested the Borrower to reimburse such Indemnitee for legal or other expenses in connection with investigating, responding to or defending any Proceedings as contemplated by this Section 11.5(d), the Borrower shall be liable for any settlement of any Proceedings effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by the Borrower of such request for reimbursement and (ii) the Borrower shall not have reimbursed such Indemnitee in accordance with such request prior to the date of such settlement.  The Borrower shall not, without the prior written consent of an Indemnitee (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnitee unless such settlement (i) includes an unconditional release of such Indemnitee in form and substance satisfactory to such Indemnitee from all liability on claims that are the subject matter of such Proceedings and (ii) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnitee.

All amounts due under this Section 11.5 shall be payable not later than 10 days after written demand therefor.  Statements payable by the Borrower pursuant to this Section 11.5 shall be submitted to the Treasurer (Telephone No. (678) 579-7728) (Telecopy No. (678) 579-7634), at the address of the Borrower set forth in Section 11.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent.  The agreements in this Section 11.5 shall survive repayment of the Loans and all other amounts payable hereunder.

11.6.                        Successors and Assigns; Participations and Assignments.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b)                                 (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A)                              the Borrower (such consent not to be unreasonably withheld or delayed), provided that no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other Person; and

(B)                                the Administrative Agent and each Issuing Lender (such consent not to be unreasonably withheld or delayed), provided that no consent of the Administrative Agent shall be required for assignments of Commitments and/or Loans among Lenders, affiliates of Lenders or Approved Funds within the same Facility, and provided, further, that no consent of any Issuing Lender shall be required for an assignment of Term Loans only.

(ii)                                  Assignments shall be subject to the following additional conditions:

(A)                              except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent (which assignment may be on a non-pro rata basis), provided that such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B)                                the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, provided that only one such fee shall be payable to the Administrative Agent in connection with simultaneous assignments by a Lender to two or more related Approved Funds; and

(C)                                the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire.

For the purposes of this Section 11.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.

(iii)                               Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 11.5 with respect to facts and circumstances occurring prior to the effective date of such assignment).  To the extent that an assignment of all or any portion of a Lender’s outstanding obligations pursuant to this Section 11.6 would, at the time of such assignment, result in increased costs under Sections 2.18, 2.19, or

2.20 from those being charged by the respective assigning Lender prior to such assignment, then the Borrower shall not be obligated to pay such increased costs.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)                              The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and Revolving L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Lenders and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and the interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitments and Loans.  The Register shall be available for inspection by the Borrower, the Issuing Lenders and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)                                 Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)                                  (i)  Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 11.1 and (2) directly affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.19 and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph

(b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.7(b) as though it were a Lender, provided such Participant shall be subject to Section 11.7(a) as though it were a Lender.

(ii)                                  A Participant shall not be entitled to receive any greater payment under Section 2.18 or 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 2.19 unless such Participant complies with Sections 2.19(d) and (e).

(d)                                 Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e)                                  The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f)                                    Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 11.6(b).  Each of the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

11.7.                        Adjustments; Set-off.  (a)  Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 9(g), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)                                 In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower, as the case may be.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.8.                        Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

11.9.                        Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.10.                  Integration.  This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

11.11.                  GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

11.12.                  Submission To Jurisdiction; Waivers.  The Borrower hereby irrevocably and unconditionally:

(a)                                  submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b)                                 consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)                                  agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)                                 agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)                                  waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

11.13.                  Acknowledgements.  The Borrower hereby acknowledges that:

(a)                                  it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)                                 neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)                                  no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

11.14.                  Releases of Guarantees and Liens.  (a)  Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 11.1) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 11.1 or (ii) under the circumstances described in paragraph (b) below.

(b)                                 At such time as the Loans, the Reimbursement Obligations and the other obligations under the Loan Documents (other than obligations under or in respect of Swap

Agreements) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

11.15.                  Confidentiality.  Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party, the Administrative Agent or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, trustees, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document.

11.16.                  WAIVERS OF JURY TRIAL.  THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

11.17.                  Delivery of Addenda.  Each initial Lender shall become a party to this Agreement by delivering to the Administrative Agent an Addendum duly executed by such Lender.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

MIRANT NORTH AMERICA, LLC

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as a Lender

By:
Name:
Title:

GOLDMAN SACHS CREDIT PARTNERS L.P., as Co-Syndication Agent

By:
Name:
Title:

DEUTSCHE BANK SECURITIES, INC., as Co-Syndication Agent

By:
Name:
Title:

By:
Name:
Title: